Exhibit 10.1

EXECUTION VERSION

LOAN, SECURITY AND GUARANTEE AGREEMENT

Dated as of August 8, 2025

FITLIFE BRANDS, INC.

as Borrower

THOSE PERSONS PARTY HERETO

as Guarantors

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

FIRST-CITIZENS BANK & TRUST COMPANY,

as Agent

FIRST-CITIZENS BANK & TRUST COMPANY,

as Sole Lead Arranger and Sole Bookrunner

(i)

5.5	Marshaling; Payments Set Aside	43
5.6	Application and Allocation of Payments	43
5.7	[Intentionally Deleted]	44
5.8	Account Stated	44
5.9	Taxes	44
5.10	Lender Tax Information	46
SECTION 6. CONDITIONS PRECEDENT		47
6.1	Conditions Precedent to Initial Loans	47
6.2	Conditions Precedent to All Credit Extensions	48
SECTION 7. COLLATERAL		49
7.1	Grant of Security Interest	49
7.2	Lien on Deposit Accounts; Cash Collateral	50
7.3	[Intentionally Deleted].	50
7.4	Other Collateral	50
7.5	Limitations	50
7.6	Further Assurances	50
7.7	Foreign Subsidiary Stock	50
SECTION 8. COLLATERAL ADMINISTRATION		50
8.1	Borrowing Base Reports	50
8.2	Accounts	51
8.3	Inventory	51
8.4	Equipment	52
8.5	Deposit Accounts	52
8.6	General Provisions	52
8.7	Power of Attorney	53
SECTION 9. REPRESENTATIONS AND WARRANTIES		54
9.1	General Representations and Warranties	54
9.2	Complete Disclosure	58
SECTION 10. COVENANTS AND CONTINUING AGREEMENTS		58
10.1	Affirmative Covenants	58
10.2	Negative Covenants	60
10.3	Financial Covenants	63
SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT		63
11.1	Events of Default	63
11.2	Remedies upon Default	64
11.3	License	66
11.4	Setoff	66

(ii)

11.5	Remedies Cumulative; No Waiver	66
11.6	Cure Right	66
SECTION 12. AGENT		67
12.1	Appointment, Authority and Duties of Agent	67
12.2	Agreements Regarding Collateral; Borrower Materials; Credit Bidding	69
12.3	Reliance By Agent	70
12.4	Action Upon Default	70
12.5	Ratable Sharing	71
12.6	Indemnification	71
12.7	Limitation on Responsibilities of Agent	71
12.8	Successor Agent and Co-Agents	72
12.9	Due Diligence and Non-Reliance	72
12.10	Remittance of Payments and Collections	73
12.11	Individual Capacities	73
12.12	Titles	73
12.13	Bank Product Providers	73
12.14	Flood Laws	73
12.15	No Third Party Beneficiaries	74
12.16	[Intentionally Deleted].	74
12.17	Certain ERISA Matters	74
12.18	Erroneous Payments.	75
SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS		77
13.1	Successors and Assigns	77
13.2	Participations	77
13.3	Assignments	78
13.4	Replacement of Certain Lenders	78
SECTION 14. MISCELLANEOUS		78
14.1	Consents, Amendments and Waivers	78
14.2	Indemnity	79
14.3	Notices and Communications	80
14.4	Performance of Obligors’ Obligations	81
14.5	Credit Inquiries	81
14.6	Severability	81
14.7	Cumulative Effect; Conflict of Terms	81
14.8	Counterparts; Execution	81
14.9	Entire Agreement	81
14.10	Relationship with Lenders	81

(iii)

14.11	No Advisory or Fiduciary Responsibility	82
14.12	Confidentiality	82
14.13	[Intentionally Deleted]	82
14.14	GOVERNING LAW	82
14.15	Consent To Forum	82
14.16	Waivers by Obligors	84
14.17	Patriot Act Notice	84
14.18	NO ORAL AGREEMENT	84
14.19	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	85
14.20	Acknowledgement Regarding Any Supported QFCs	85
SECTION 15. GUARANTY		86
15.1	Guaranty of the Obligations	86
15.2	Contribution by Guarantors	86
15.3	Payment by Guarantors	86
15.4	Liability of Guarantors Absolute	87
15.5	Waivers by Guarantors	88
15.6	Guarantors’ Rights of Subrogation, Contribution, etc.	89
15.7	Subordination of Other Obligations	89
15.8	Continuing Guaranty	89
15.9	Authority of Guarantors or Borrower	89
15.10	Financial Condition of Borrower	89
15.11	Bankruptcy, etc.	89

(iv)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1	Assignment
Exhibit A-2	Assignment Notice
Exhibit B	Borrowing Base Report
Exhibit C	Compliance Certificate

Schedule 1.1(a)	Commitments of Lenders
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Owned or Leased Real Estate
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

(v)

LOAN, SECURITY AND GUARANTEE AGREEMENT

THIS LOAN, SECURITY AND GUARANTEE AGREEMENT (this “Agreement”) is dated as of August 8, 2025, among FITLIFE BRANDS, INC., a Nevada corporation (“Borrower”), the Persons from time to time party to this Agreement as Guarantors, the financial institutions party to this Agreement from time to time as Lenders, and FIRST-CITIZENS BANK & TRUST COMPANY, as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

Borrower has requested that Lenders provide a credit facility to Borrower to finance its business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.     DEFINITIONS; RULES OF CONSTRUCTION

1.1       Definitions. As used herein, the following terms have the meanings set forth below:

Accounts Formula Amount: 75% of the Value of Eligible Accounts.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of an Obligor or Subsidiary with another Person.

Affected Financial Institution: (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person conduct, transaction, agreement or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: the margin set forth below, as determined by the Senior Funded Net Debt to EBITDA Ratio as set forth below:

Level	Senior Funded Net Debt to EBITDA Ratio	Term SOFR Revolver Loans	Base Rate Revolver Loans	Term SOFR Term Loans	Base Rate Term Loans
I	> 2.00x	3.00%	0.00%	3.00%	0.00%
II	> 1.00x < 2.00x	2.75%	-0.25%	2.75%	-0.25%
III	< 1.00x	2.50%	-0.50%	2.50%	-0.50%

Until December 31, 2025, margins shall be determined as if Level I were applicable. Thereafter, margins shall be increased or decreased on a quarterly basis based on the calculation of the Senior Funded Net Debt to EBITDA Ratio for the most recently completed Fiscal Quarter set forth in the Compliance Certificate. Any adjustment shall be effective as of the first day of the calendar month following the date the Compliance Certificate has been delivered and shall remain in effect until subsequently adjusted in accordance with this paragraph. If at any time Borrower fails to timely deliver the Compliance Certificate, margins shall be determined as if Level I were applicable from and after the first day of the calendar month following the date the Compliance Certificate was so due until such time as the Compliance Certificate is delivered, whereupon the margins shall be adjusted as of the first day of the calendar month following the date the Compliance Certificate was so delivered, based on the current Senior Funded Net Debt to EBITDA Ratio.

Approved Fund: any investment company, fund, trust, securitization vehicle or conduit engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor or Subsidiary, including any disposition in connection with a sale-leaseback transaction or synthetic lease.

Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A-1 or otherwise satisfactory to Agent.

Assignment Notice: a notice of an assignment pursuant to an Assignment Agreement, in the form of Exhibit A-2 or otherwise satisfactory to Agent.

Availability: the Borrowing Base minus Revolver Usage.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (e) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bank or FCB: First-Citizens Bank & Trust Company.

Bank Product: any of the following products or services extended to, or arranged for, Borrower or Affiliate of Borrower by Agent, a Lender or any of their respective Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion with respect to Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by FCB as its “prime rate” in effect for such day. The Base Rate is not necessarily the lowest rate of interest charged by Lenders in connection with extensions of credit. Any change in the Base Rate due to a change in the “prime rate” announced by FCB shall be effective from and including the effective date of such change in the “prime rate” announced by FCB.

Base Rate Loan: a Loan that accrues interest by reference to the Base Rate in accordance with the term of this Agreement.

Base Rate Revolver Loan: a Revolver Loan that is a Base Rate Loan.

Base Rate Term Loan: a Term Loan that is a Base Rate Loan.

Benchmark: as defined in Section 3.6.2.

Benchmark Replacement: as defined in Section 3.6.2.

Benchmark Replacement Date: as defined in Section 3.6.2.

Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

Borrower Materials: Borrowing Base Reports, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrower hereunder.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, an amount equal to (a) the lesser of (i) the aggregate Revolver Commitments; or (ii) the sum of the Accounts Formula Amount; plus the Inventory Formula Amount; minus (b) the Availability Reserve.

Borrowing Base Report: a report in the form attached hereto as Exhibit B by which Borrower certifies pursuant to Section 8.1 to the Borrowing Base.

Business Day: means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of either New York or the state where the Agent’s office is located or, with respect to a Letter of Credit, the state where the L/C Issuer’s (or the Support Provider’s, as the case may be) office is located, and, if such day relates to Term SOFR, means any such day meeting the above requirements that is also a U.S. Government Securities Business Day.

Capital Expenditures: all liabilities incurred or expenditures made by Borrower or a Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to, with respect to (x) any Letters of Credit, 105% of the Letter of Credit Liabilities and (y) any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); and (d) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than any Permitted Holder (or group of Permitted Holders), becomes the “beneficial owner” (as defined in Rules 13d- 3 and 13d-5 under the Securities Exchange Act of 1934, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than twenty-five percent (25%) of the then outstanding Equity Interests of Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of Borrower, (b) a majority of the members of the board of directors (or other equivalent governing body) of Borrower shall not constitute Continuing Directors. Notwithstanding the preceding or any provision of Section 13d-3 or 13d-5 of the Exchange Act, a “person” or “group” shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement or (c) Borrower shall cease to own one hundred percent (100%) of the Equity Interests of each Guarantor. For the purposes of this definition “Permitted Holder” means any person or group (as such terms are defined above) that, as of the Closing Date, is the beneficial owner (as defined above), directly or indirectly, of voting stock of the Borrower representing 10% or more of the combined voting power of all voting stock of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right (as defined above))

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Support Agreements, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Acquisition: means the acquisition of all or substantially all of the assets of Irwin Naturals by Borrower or its Subsidiary as approved by the United States Bankruptcy Court for the Central District of California in Case No. 24-11323.

Closing Acquisition Documents: means all agreements, instruments, documents and orders of Governmental Authorities entered into or issued in connection with the Closing Acquisition.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment and Term Loan Commitment. “Commitments” means the aggregate amount of all Revolver Commitments and Term Loan Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrower terminates the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate in the form attached hereto as Exhibit C signed by the chief financial officer of Borrower, delivered pursuant to Section 10.1.2(c).

Conforming Changes: as defined in Section 3.6.2.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Continuing Directors: means the directors (or equivalent governing body) of Borrower on the Closing Date and each other director (or equivalent) of Borrower, if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of Borrower is approved by at least 51% of the then Continuing Directors.

Cure Notice: as defined in Section 11.6.1.

Cure Right: as defined in Section 11.6.

Cure Securities: as defined in Section 11.6.2.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of an Obligor, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent, to confirm in a manner satisfactory to Agent and Borrower that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; or taken any action in furtherance thereof provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account Control Agreement: control agreement satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent’s Lien on such account.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt (other than Subordinated Debt) to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dividing Person: as defined in the definition of “Division”.

Division: the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

Dollars: lawful money of the United States.

EBITDA: for any period, determined on a consolidated basis for Borrower and Subsidiaries (without duplication), an amount equal to Net Income for such period plus the following, without duplication, to the extent deducted and not already added back in calculating such Net Income: (a) Interest Expense for such period, (b) the provision for federal, state, local and foreign income taxes payable for such period, (c) the amount of depreciation and amortization expense for such period, (d) other non-cash charges, expenses or losses, and (e) one-time costs and expenses associated with the Transactions not to exceed $1,500,000, minus the following to the extent included in calculating such Net Income: (w) Interest Income, (x) income tax credits (to the extent not netted from income taxes payable), (y) any extraordinary, unusual or non-recurring income receipts or gains (including gains on the sale of assets outside the Ordinary Course of Business) and related tax effects thereon, and (z) other non-cash income, receipts of gains (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period), all as determined in accordance with GAAP. Notwithstanding the foregoing, EBITDA for the 12 month period ending September 30, 2025 and each subsequent period thereafter ending prior to September 30, 2026 shall equal the sum of EBITDA as determined pursuant to this paragraph plus the EBITDA Adjustment Amount.

EBITDA Adjustment Amount: (a) $7,400,000 for the 12 month period ending September 30, 2025; (b) $5,550,000 for the 12 month period ending December 31, 2025; (c) $3,700,000 for the 12 month period March 31, 2026; and (c) $1,850,000 for the 12 month period ending June 30, 2026.

ECF Termination Event: Borrower shall have (a) made at least one prepayment pursuant to Section 5.3.2(a) and (b) achieved a Senior Funded Debt to EBITDA Ratio of less than 1.5 to 1.0.

EEA Financial Institution: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country: any member state of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Account: an Account owing to an Obligor or a Subsidiary that arises in the Ordinary Course of Business from the sale of goods or rendition of services and is payable in Dollars. Notwithstanding the foregoing, no Account shall be an Eligible Account if, unless otherwise agreed by the Agent in its Permitted Discretion, (a) it is unpaid for more than 30 days after the original due date, or more than 90 days after the original invoice date; (b) 25% or more of the Accounts owing by the Account Debtor and its Affiliates are not Eligible Accounts under the foregoing clause (a); (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds (i) in the case of GNC Holdings, Inc., CVS Distribution, Inc, Threshold Enterprises Ltd. or Wal-mart Stores Inc. (including in each case its Affiliates and franchisees), 25% of the aggregate Eligible Accounts (in such case, only the portion in excess of 25% shall be ineligible) or (ii) in the case of any other Account Debtor, 20% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or the Obligor or Subsidiary is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance reasonably satisfactory in all respects to Agent; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than Permitted Liens), or is subject to any other Lien (other than Permitted Liens) which is, or may become, senior to, or pari passu with, the Agent’s Lien on such Account; (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale‑or‑return, sale‑on‑approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund; (b) an assignee approved by Borrower (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment) and Agent; or (c) during an Event of Default, any Person acceptable to Agent in its discretion.

Eligible Inventory: Inventory owned by an Obligor or a Subsidiary. Nothwithstanding the foregoing, no Inventory shall be Eligible Inventory unless, unless otherwise agreed by the Agent in its Permitted Discretion, it (a) is Eligible Pre-Sold Inventory; (b) is finished goods or raw materials and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (c) is not held on consignment, nor subject to any deposit or down payment; (d) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (e) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods (unless in the case of returned or repossessed goods such goods are nevertheless in saleable condition); (f) meets all standards imposed by any Governmental Authority, has not been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (g) conforms with the covenants and representations herein; (h) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than Permitted Liens); (i) is within the continental United States or Canada, is not in transit except for Eligible Pre-Sold Inventory or Inventory that is between domestic locations of the Obligors and Subsidiaries or Amazon distribution centers, and is not consigned to any Person; (j) is not subject to any warehouse receipt or negotiable Document; (k) is not subject to any License or other arrangement that restricts such Obligor’s, such Subsidiary’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; and (l) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver, any Lien in favor of such Person is permitted pursuant to Section 10.2.2(f) or an appropriate Rent and Charges Reserve has been established.

Eligible Pre-Sold Inventory: Inventory in-transit that is subject to a contract with an Obligor for the purchase of the same and for which the price to be paid by such Obligor has been established and which Inventory has been contracted to be sold by such Obligor to another Person.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

Erroneous Payment: as defined in Section 12.18(a).

Erroneous Payment Deficiency Assignment: as defined in Section 12.18(d)(i).

Erroneous Payment Impacted Class: as defined in Section 12.18(d)(i).

Erroneous Payment Return Deficiency: as defined in Section 12.18(d)(i).

Erroneous Payment Subrogation Rights: as defined in Section 12.18(e).

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

Event of Default: as defined in Section 11.

Excess Cash Flow: determined on a consolidated basis for Borrower and Subsidiaries, EBITDA, minus (without duplication) (a) cash interest expense and cash taxes paid; (b) Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans); (c) scheduled principal payments made on Borrowed Money (including any Subordinated Debt); (d) Distributions made (to the extent permitted hereunder); (e) minimum required contributions and other cash payments to Pension Plans required to be paid by Applicable Law which were paid in the Ordinary Course of Business to Pension Plans and other cash payments required to be paid by Applicable Law and which were paid in the Ordinary Course of Business; (f) amounts added-back in the calculation of EBITDA pursuant to clause (e) of the definition thereof; and (g) increases in working capital, plus decreases in working capital.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.10.2.

Existing Lender Documentation: all loan, collateral and related documentation among Obligors and FCB as to Debt of Borrower to FCB in existence as of the date hereof.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

FCB Indemnitees: FCB and its officers, directors, employees, Affiliates, agents and attorneys.

Federal Funds Rate: for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, or (b) if no such rate is published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent or such day on such transactions, as determined by Agent, in its sole discretion; provided, that in no event shall such rate be less than zero.

Financial Covenant Cure Amount (Debt): as defined in Section 11.6.2.

Financial Covenant Cure Amount (EBITDA): as defined in Section 11.6.2.

Financial Covenant Default: as defined in Section 11.6.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrower and Subsidiaries for accounting and tax purposes, ending on December 31st of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrower and Subsidiaries for the most recent 12 months, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans), Distributions and cash taxes paid, to (b) Fixed Charges.

Fixed Charges: cash interest expense and scheduled principal payments made on Borrowed Money.

Flood Laws: all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

Floor: a rate of interest equal to 0.00%.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrower.

FRB: the Board of Governors of the Federal Reserve System of the United States.

Fronting Exposure: a Defaulting Lender’s interest in Swingline Loans, the Letter of Credit Liabilities and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Fronting Fee: as defined in Section 2.2.3.

Full Payment: (a) with respect to any Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) with respect to Letters of Credit, the Cash Collateralization thereof in accordance with the terms of this Agreement and (c) if such Obligations are inchoate or contingent in nature and a claim giving rise thereto has been asserted, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans are terminated.

Funded Debt: with respect to any Person, all Debt of such Person that matures more than one year from the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders thereof to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Debt whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Debt in respect to the Loans.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guaranteed Obligations: as defined in Section 15.1.

Guarantors: all Subsidiaries of Borrower, other than any Foreign Subsidiary, and each other Person that guarantees payment or performance of any portion of or all Obligations.

Guaranty: the guaranty provided by each Guarantor hereunder and each other guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement: a “swap agreement” as defined in Bankruptcy Code Section 101(53B)(A).

Incremental Effective Date: as defined in Section 2.4.3.

Incremental Lender: as defined in Section 2.4.2.

Incremental Term Loan: as defined in Section 2.4.1.

Increment Term Loan Amendment: as defined in Section 2.4.5.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees and FCB Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that an Obligor’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Expense: with reference to any period, the cash interest expense (net of cash interest income) of Borrower and Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

Interest Income: for any period, the cash interest income of Borrower and Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).

Inventory Formula Amount: the lesser of (a) the 100% of the Value of Eligible Accounts, (b) $5,000,000 or (c) 50% of the Value of Eligible Inventory.

Inventory Reserve: reserves established by Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for the Obligations.

IRS: the United States Internal Revenue Service.

ISP: with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

Issuer Documents: with respect to any Letter of Credit, the Letter Credit Application and any other document, agreement and instrument entered into by the applicable L/C Issuer and Borrower or in favor of such L/C Issuer and relating to any such Letter of Credit.

L/C Credit Extension: (a) the issuance, extension or increase of a Letter of Credit, and (b) with respect to any Supported Letter of Credit, the entry into any Support Agreement by the Agent or its Affiliate.

L/C Issuer: (a) FCB, (b) a Lender willing and able to issue Letters of Credit and acceptable to the Agent, or (c) one or more banks, trust companies or other financial institutions (including Affiliates of a Lender or the Agent) in each case expressly identified by or acceptable to the Agent from time to time, in its sole discretion, as an L/C Issuer for purposes of issuing one or more Letters of Credit pursuant to the terms of this Agreement.

Lender Indemnitees: Lenders, L/C Issuers and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing, and, as the context requires, includes the L/C Issuer to the extent it is a party to this Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender by notice to Agent and Borrower.

Lender Letter of Credit: a Letter of Credit issued by an L/C Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.

Letter of Credit: a standby or documentary (trade) letter of credit issued for the account of Borrower by an L/C Issuer pursuant to the terms of this Agreement.

Letter of Credit Fee: as defined in Section 2.2.3.

Letter of Credit Liabilities: at any time of calculation, the sum of the following (without duplication): (a) the amount then available for drawing under all outstanding Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met, and (without duplication) the amount of any outstanding Support Agreement related to a Letter of Credit, and (b) the aggregate of all Unreimbursed Amounts. For all purposes of this Agreement, if as of any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount that remains available to be drawn. The Letter of Credit Liability of any Revolver Lender at any time shall be equal to its Pro Rata share of the total Letter of Credit Liabilities at such time.

Letter of Credit Sublimit: an amount equal to the lesser of (a) the total Revolver Commitments and (b) $2,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the total Revolver Commitments.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: the Revolver Loans, Term Loans, or other loan made under the terms of this Agreement.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date or an anniversary thereof.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of any Obligor, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract: any agreement or arrangement to which an Obligor or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate amount of $1,000,000 or more.

Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Agent.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.

Net Income: for any period for Borrower and Subsidiaries on a consolidated basis, the net income of Borrower and Subsidiaries for such period as determined in accordance with GAAP, provided that there shall be excluded from Net Income (a) the income (or deficit) of any Person (other than a Subsidiary of Borrower) in which Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of cash dividends or similar cash distributions, and (b) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration of payment or dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation, governing document or Applicable Law applicable to such Subsidiary.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Notice of Borrowing: a request by Borrower for a Borrowing of Revolver Loans in accordance with Section 4.1.1.

Notice of Conversion/Continuation: a request by Borrower for conversion or continuation of a Loan as a Term SOFR Loan, in form reasonably satisfactory to Agent.

Notice of L/C Credit Event: a notice from Borrower to the Agent with respect to any issuance or amendment (including any increase or extension) of a Letter of Credit specifying: (i) the date of issuance or amendment of a Letter of Credit; (ii) the identity of the L/C Issuer with respect to such Letter of Credit; (iii) the expiry date of such Letter of Credit; (iv) the proposed terms of such Letter of Credit (or amendment thereof), including the face amount; and (v) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) all Debts, obligations and liabilities of any kind owing by Obligors in respect of Letters of Credit, Support Agreements, Reimbursement Obligations or Unreimbursed Amounts, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, (e) Erroneous Payment Subrogation Rights and (f) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: Borrower and each Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each fee letter, each Letter of Credit, each Support Agreement, Lien Waiver, Borrowing Base Report, Compliance Certificate, Borrower Materials, subordination agreement or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Participant: as defined in Section 13.2.1.

Participant Register: as defined in Section 13.2.3.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

Payment Recipient: as defined in Section 12.18(a).

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor Subsidiary or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a Multiple Employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: means any Acquisition (i) by an Obligor of all or substantially all of the assets of a Person, or of all or substantially all of any business, unit or division of a Person or (ii) by any Obligor of no less than one hundred percent (100.00%) of the capital stock, partnership interests, membership interests or other equity of any Person, in each case to the extent that:

(a)      Agent shall receive prior to the closing of any such Acquisition (i) any third-party quality of earnings report to the extent prepared and available to the Borrower and (ii) a draft of the purchase agreement, a description of the Acquisition and any other third party diligence reports to the extent available following execution of a non-disclosure agreement;

(b)     no Event of Default is in existence or would occur immediately after giving effect to such Acquisition (including any Debt assumed or incurred in connection therewith);

(c)      the business to be acquired in such Acquisition is in the same line of business as that currently engaged in by Obligors or a line of business incidental thereto;

(d)       the consideration (for purposes of this definition, consideration shall include all amounts paid or payable in connection with such Acquisition (including, without duplication, all Debt, liabilities and Contingent Obligations incurred or assumed in connection therewith), funded by Obligors in connection with such Acquisition does not exceed (x) $5,000,000 and (y) when aggregated with the consideration funded by Obligors in connection with prior Permitted Acquisitions, $20,000,000;

(e)       the Borrower shall be in pro forma compliance with Section 10.3.1 and Section 10.3.2 for the most recently ended 12 month period for which financial statements have been (or were required to have been) delivered to Agent; and

(f)       such Acquisition is consummated on a non-hostile basis pursuant to a negotiated purchase agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors, managers or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) is pending or threatened by any shareholder, member or director of the seller or entity to be acquired.

Permitted Asset Disposition: an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $2,000,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; or (e) approved in writing by Agent and Required Lenders.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $2,000,000 or less at any time.

Permitted Discretion: a determination made by the Agent in the exercise of its reasonable judgment (from the perspective of a secured asset-based lender), exercised in good faith, based upon its consideration of any factor that (a) would reasonably be expected to materially adversely affect the quantity, quality, mix or value of any material portion of the Collateral, the enforceability or priority of the Agent’s Liens with respect to any material portion of the collateral, or the amount that the Agent and Lenders could receive in liquidation of any material portion of the Collateral, (b) indicates that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect, (c) materially increases the likelihood of any proceeding under debtor relief laws involving any Obligor, or (d) creates or would reasonably be expected to result in a Default or Event of Default. In exercising such judgment, the Agent may consider any factors that would materially increase the credit risk of lending to Borrower on the security of the Collateral. Such requirement contemplates that all of the Obligors’ debts, obligations and payables are then current in accordance with its usual business practices.

Permitted Lien: as defined in Section 10.2.2. The designation of a Lien as a “Permitted Lien” shall not limit or restrict the ability of Agent to establish an Availability Reserve relating thereto.

Permitted Purchase Money Debt: Purchase Money Debt of Obligors and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $3,000,000 at any time and its incurrence does not violate Section 10.2.3.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: as defined in Section 14.3.3.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Revolver Commitment and Term Loans by the aggregate outstanding Revolver Commitments and Term Loans; or (b) following termination of the Revolver Commitments, by dividing the amount of such Lender’s Loans and Pro Rata share of the Revolver Usage by the aggregate outstanding Loans and Revolver Usage or, if all Loans have been paid in full and Letters of Credit have been terminated, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.5.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets, including without limitation any Capital Lease; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof, including without limitation any Capital Lease; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, any L/C Issuer, any Support Provider, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: (a) the Refinancing Debt is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrower than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (c), (d) or (f).

Reimbursement Loan: as defined in Section 2.2.4(b).

Reimbursement Obligation: Borrower’s obligation to immediately reimburse or pay all Unreimbursed Amounts with respect to all Letters of Credit and Support Agreements, as more fully described in Section 2.2.

Relevant Governmental Body: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Required Cure Date: as defined in Section 11.6.2.

Required Lenders: Secured Parties holding more than 50% of (a) the aggregate outstanding Revolver Commitments and Term Loans; or (b) after termination of the Revolver Commitments, the aggregate outstanding Revolver Usage and Term Loans or, upon Full Payment of all Revolver Usage and Term Loans, the aggregate remaining Obligations; provided, however, (i) that Commitments, Loans and other Obligations held by Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan by the Lender that funded the applicable Loan, and (ii) at any time there are two (2) or more Secured Parties, “Required Lenders” must include at least two (2) Secured Parties who are not Affiliates of one another).

Resolution Authority: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Restricted Investment: any Investment by an Obligor or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Agent; (c) loans and advances permitted under clauses (a), (b) and (c) of Section 10.2.7.; (d) intercompany Investments (i) by any Obligor in any other Obligor, (ii) by any Subsidiary that is not an Obligor in any Obligor or in any other Subsidiary that is not an Obligor, or (iii) by any Obligor in any Subsidiary that is not an Obligor in an aggregate amount not to exceed, together with any loans or advances made pursuant to clause (d) of Section 10.2.7, $3,000,000 at any time outstanding, net of any dividends or returns on such Investments, loans and advances (other than, for the avoidance of doubt, repayments of the principal amounts of any such Investments in the form of Debt, loans or advances); or (e) a Permitted Acquisition.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to acquire participations in the Letter of Credit Liabilities and Swingline Loans up to the maximum principal amount shown on Schedule 1.1(a), as hereafter modified pursuant to an Assignment to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Loan: any loan made pursuant to Section 2.1 or as a Swingline Loan.

Revolver Usage Restriction Termination Date: September 30, 2025.

Revolver Termination Date: August 8, 2028.

Revolver Usage: the aggregate amount of outstanding Revolver Loans plus the aggregate amount of the Letter of Credit Liabilities.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor acceptable to Agent.

Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, His Majesty’s Treasury or other sanctions authority.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by an Obligor or Subsidiary to a Secured Bank Product Provider); provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) the Bank, the Agent and any of their respective Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Parties: Agent, Lenders, L/C Issuers, Support Providers and Secured Bank Product Providers.

Security Documents: the Guaranties, IP Assignments, if any, Deposit Account Control Agreements, if any, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Funded Debt: all Funded Debt other than (a) Subordinated Debt, (b) unsecured Funded Debt and (c) Funded Debt owing from an Obligor or a Subsidiary of an Obligor to another Obligor.

Senior Funded Net Debt to EBITDA Ratio: the ratio, determined on a consolidated basis for Borrower and Subsidiaries as of any applicable determination date, of (a) Senior Funded Debt minus unrestricted cash and Cash Equivalents to (b) EBITDA.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of Borrower or, if the context requires, an Obligor.

Settlement Report: a report summarizing Revolver Loans and Letters of Credit outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

SOFR: a rate per annum equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act.

Subordinated Debt: Debt incurred by an Obligor in an aggregate principal amount not to exceed $7,500,000 at any time outstanding that is (a) subordinate and junior in right of payment to Full Payment of all Obligations, pursuant to documentation in form and substance reasonably satisfactory to Agent, and is otherwise on terms (including interest, fees, repayment and covenants) reasonably satisfactory to Agent and (b) if applicable, the Liens as to any Collateral securing such Debt have been subordinated to the Liens therein of Agent pursuant to documentation in form and substance reasonably satisfactory to Agent.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by an Obligor or combination of Obligors (including indirect ownership through other entities in which an Obligor directly or indirectly owns 50% of the voting securities or Equity Interests).

Super-Majority Lenders: Secured Parties holding more than 66.75% of (a) the aggregate outstanding Revolver Commitments and Term Loans; or (b) after termination of the Revolver Commitments, the aggregate outstanding Loans or, upon Full Payment of all Loans, the aggregate remaining Obligations; provided, however, (i) that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan by the Lender that funded the applicable Loan, and (ii) at any time there are two (2) or more Secured Parties, “Super-Majority Lenders” must include at least two (2) Secured Parties (who are not Affiliates of one another).

Support Agreement: a guaranty, reimbursement agreement or other arrangement or agreement whereby a Support Provider agrees to guaranty or otherwise provide for the reimbursement of drawings under a Letter of Credit on behalf of Borrower or another party obligated to make such reimbursement.

Supported Letter of Credit: a Letter of Credit issued by an L/C Issuer in reliance on one or more Support Agreements.

Support Provider: the Agent or one of its Affiliates who agrees (in its sole discretion) to provide a Support Agreement.

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrower.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loans: the loan or loans made pursuant to Section 2.3.

Term Loan Commitment: for any Lender, the obligation of such Lender to make Term Loans hereunder, up to the respective principal amounts shown on Schedule 1.1(a). “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

Term Loan Maturity Date: August 8, 2030.

Term Loan Repayment Date: the last day of each Fiscal Quarter.

Term SOFR:

(a)       for any calculation with respect to a Term SOFR Loan, the rate determined by the Agent to be the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator and obtained by the Agent through the Bloomberg Data License service or a comparable service acceptable to the Agent; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b)        for any calculation with respect to a Base Rate Loan on any day, the rate determined by the Agent to be the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator and obtained by the Agent through the Bloomberg Data License service or a comparable service acceptable to the Agent; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

In no event shall Term SOFR be less than the Floor with respect to the Term Loans and the Revolver Loans.

Term SOFR Administrator: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

Term SOFR Loan: any Loan (other than Swingline Loans and Base Rate Loans bearing interest at a rate based on Term SOFR) which accrues interest solely by reference to Term SOFR plus the Applicable Margin, in accordance with the terms of this Agreement.

Term SOFR Reference Rate: the rate per annum determined by the Agent as the forward-looking term rate based on SOFR.

Term SOFR Revolver Loan: a Revolver Loan that is a Term SOFR Loan.

Term SOFR Term Loan: a Term Loan that is a Term SOFR Loan.

Testing Date: as defined in Section 11.6.1.

Transactions: collectively, (a) the execution, delivery and performance by the Obligors of the Loan Documents to which they are a party and the making of the Loans and other extensions of credit hereunder, (b) the repayment of all amounts due or outstanding under the Existing Lender Documentation, (c) the consummation of the Closing Acquisition, and (d) the payment of all related costs, fees and expenses.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

UCP: with respect to any commercial Letter of Credit, the “Uniform Customs and Practice for Documentary Credits”, as most recently published by the International Chamber of Commerce.

UK Financial Institution: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

Unreimbursed Amount: the amount of any drawing under a Letter of Credit or payment under a Support Agreement which has not yet been reimbursed by Borrower (through direct payment or by the making of a Revolver Loan).

Unused Line Fee Rate: a per annum rate equal to 0.25%.

Upstream Payment: a Distribution by a direct or indirect Subsidiary of Borrower to Borrower or to such Subsidiary’s direct parent.

U.S. Government Securities Business Day: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, and that is otherwise a Business Day.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first‑out basis, and excluding any portion of cost attributable to intercompany profit among Borrower and its Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Write-Down and Conversion Powers: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner reasonably satisfactory to Required Lenders to take into account the effects of the change.

1.3      Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC. “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4      Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means the time of day in New York, New York; or (g) discretion of Agent or any Lender mean the sole and absolute discretion of such Person exercised at any time. All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time. Notwithstanding anything to the contrary contained herein, no Obligor or Subsidiary shall be party to or otherwise consummate a Division without the prior written consent of the Agent.

1.6     Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Document related thereto, whether or not such maximum face amount is in effect at such time.

1.7     Interest Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation, administration, submission, or calculation of or any other matter related to the Base Rate, Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2.     CREDIT FACILITIES

2.1       Revolver Commitment.

2.1.1    Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrower from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base.

2.1.2    Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrower shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3    Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrower solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; (d) to consummate the Closing Acquisition; and (e) for lawful corporate purposes of Borrower, including working capital. Borrower shall not, directly or indirectly, use any Loan proceeds, nor use, lend, contribute or otherwise make available Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of funding of the Loan, is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in any transaction); or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 or similar law in any jurisdiction.

2.1.4     Voluntary Reduction or Termination of Revolver Commitments.

(a)      The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 5 days prior written notice to Agent at any time after the first Loan Year, Borrower may, at its option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrower shall be irrevocable. On the termination date, Borrower shall make Full Payment of all Obligations.

(b)     Borrower may permanently reduce the Revolver Commitments on a ratable basis for all Lenders to an aggregate amount of not less than $3,500,000, upon at least 5 days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $1,000,000, or an increment of $100,000 in excess thereof.

2.1.5    Protective Advances. Agent shall be authorized, in its discretion, at any time, to make Base Rate Revolver Loans (“Protective Advances”) (a) if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2        Letters of Credit and Letter of Credit Fees.

2.2.1     Letter of Credit.

(a)     Prior to the Business Day preceding the Commitment Termination Date, the Revolver Commitment may be used by Borrower, in addition to the making of Revolver Loans hereunder, for the issuance or arrangement of Letters of Credit and of Support Agreements related thereto pursuant to the terms, and subject to the conditions, set forth herein.

(b)      No Letter of Credit or Support Agreement shall be issued, arranged, increased, amended or extended hereunder if:

(i)       such issuance, increase, amendment or extension would violate or be prohibited or enjoined by applicable Law or any decree request or directive of any Governmental Authority or would subject the L/C Issuer, Support Provider or the Lenders to any restriction, reserve or capital requirement not in effect on the Closing Date, or would impose any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer, Support Provider or Lenders in good faith deems material to it;

(ii)      any Lender is at such time a Defaulting Lender, unless the L/C Issuer (or Support Provider) has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (or such Support Provider) (in its sole discretion) with Borrower or such Lender to eliminate the L/C Issuer’s (or such Support Provider’s) actual or potential Fronting Exposure (after giving effect to Section 4.2) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Liabilities as to which the L/C Issuer (or such Support Provider) has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(iii)       the Agent determines that one or more applicable conditions contained in Section 6.2 has not been satisfied; or

(iv)      after giving effect to such issuance, increase or extension, (x) the aggregate Letter of Credit Liabilities under all Letters of Credit exceed the Letter of Credit Sublimit, (y) the total Revolver Usage of all Lenders exceeds the aggregate Revolver Commitments of all Lenders, or (z) the Revolver Usage of any Lender exceeds such Lender’s Revolver Commitment.

Additionally, no Letter of Credit shall be amended (including any increase in its amount or extension of its term) if such Letter of Credit in its amended form would not be permitted under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(c)    Each Letter of Credit shall expire by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Revolver Termination Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods, provided that (A) no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Revolver Termination Date, (B) the L/C Issuer that issued such Letter of Credit has the right (either on its own initiative or at the direction of the Agent or Support Provider issuing a Support Agreement with respect thereto) not to extend such expiry date and to terminate such Letter of Credit on each such annual expiration date with the giving of notice and (C) no such extension shall be permitted (and the Agent may notify the L/C Issuer not to so extend such Letter of Credit) if the L/C Issuer, the Support Provider, or the Agent has determined that such Letter of Credit would not be permitted in its revised (as extended) form under the terms hereof, or the Agent has determined that one or more of the applicable conditions specified in Section 6.2 or in this Section 2.2 for Letter of Credit issuance is not then satisfied. Each letter of credit issued or renewed by the L/C Issuer on account of this Agreement or any Support Agreement, and each Support Agreement delivered by a Support Provider on account of this Agreement, in each case shall be conclusively deemed to constitute a Letter of Credit or a Support Agreement, as applicable, issued, renewed or delivered in full compliance with this Agreement for all purposes hereunder.

(d)      Nothing in this Agreement (other than as provided in Section 2.2(a) as to the L/C Issuer or the Support Provider) shall be construed to obligate any Lender, the Agent or its Affiliates to arrange, issue, increase the amount of or extend the expiry date of any Letter of Credit or Support Agreement, which act or acts, if any, shall be subject to agreements to be entered into from time to time between Borrower and such Person.

2.2.2    Letter of Credit Procedure.

(a)     Should Borrower wish to have a Letter of Credit issued or an existing Letter of Credit amended (including any increase in the amount thereof or extension of the expiry date thereof), Borrower shall deliver to the Agent a Notice of L/C Credit Event at least five (5) Business Days before the proposed date of issuance or amendment.

(b)     Each L/C Issuer that is a party to this Agreement shall give the Agent prompt written notice (and Borrower shall cause each L/C Issuer not a party to this Agreement to give the Agent prompt written notice) of each issuance or amendment of a Letter of Credit, each payment made by such L/C Issuer in respect of such Letter of Credit issued by it, and any other information requested by the Agent with respect to such Letter of Credit or amendment.

2.2.3    Letter of Credit Fee. Borrower shall also pay directly to each L/C Issuer (or if applicable, the Support Provider) for its own account a fronting fee with respect to each Letter of Credit issued (or guaranteed) by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (determined without regard to whether any conditions to drawing could then be met) (the “Fronting Fee”). Borrower shall pay to the Agent, for the benefit of the Revolver Lenders, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Applicable Margin then applicable to Letters of Credit (the “Letter of Credit Fee”) times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer (or the Support Provider, as the case may be) pursuant to this Section 2.2.3 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolver Lenders in accordance with the upward adjustments in their respective Pro Rata share allocable to such Letter of Credit pursuant to Section 4.2, with the balance of such fee, if any, payable to the L/C Issuer (or the Support Provider, as the case may be) for its own account. Fronting Fees and Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolver Termination Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, while an Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate. In addition, Borrower shall pay promptly to the L/C Issuer (or reimburse the Support Provider for) any fronting or other fees, costs or expenses that it may charge in connection with any Letter of Credit.

2.2.4    Reimbursement Obligations of Borrower, Reimbursement Loans and Lender Participations.

(a)      If an L/C Issuer shall make a payment under a Letter of Credit or a Support Provider shall make a payment under a related Support Agreement, L/C Issuer or the Support Provider, as applicable, shall notify Borrower thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit or by the Support Provider under a Support Agreement, so long as Borrower has received telephonic notice of such payment prior to 10:00 a.m. on such date, and otherwise on the following Business Day, Borrower shall promptly (but in any event on the same day) satisfy its Reimbursement Obligation by paying to the L/C Issuer or Support Provider (or to the Agent for the account of the L/C Issuer or Support Provider), as applicable, the full outstanding amount of such Unreimbursed Amount. Borrower shall also pay interest, on demand, on all Unreimbursed Amounts for each day until such Unreimbursed Amount is satisfied at a rate per annum equal to the sum of two percent (2%) plus the interest rate applicable to Revolver Loans (which are Base Rate Loans) for such day.

(b)      If Borrower fails to pay its Reimbursement Obligation when due, Borrower shall be deemed to have immediately requested that Revolver Lenders make a Revolver Loan (a “Reimbursement Loan”), which shall be a Base Rate Loan, in a principal amount equal to the amount of such Unreimbursed Amount, the proceeds of which shall be applied to satisfy such Reimbursement Obligation. Agent shall promptly notify Revolver Lenders of any such deemed request and each Revolver Lender shall make available to the Agent not later than 12:00 p.m. on the Business Day following such notification from the Agent such Revolver Lender’s Pro Rata share of such Revolver Loan. Each Revolver Lender hereby absolutely and unconditionally agrees to fund such Revolver Lender’s Pro Rata share of the Reimbursement Loan, unaffected by any circumstance whatsoever, including (A) the occurrence and continuance of a Default or an Event of Default (but the funding of such a Revolver Loan shall not act as a cure or waiver of any Default or Event of Default other than the non-payment of such Unreimbursed Amount), (B) the fact that, whether before or after giving effect to the making of any such Revolver Loan, the Revolver Usage exceeds or will exceed the Revolver Commitment, (C) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement, or (D) the failure of any condition in Section 6.2 to have been satisfied. Agent shall apply the gross proceeds of each such Revolver Loan in satisfaction of Borrower’s Reimbursement Obligation.

(c)     Concurrently with the issuance of each Support Agreement and Letter of Credit, each such Revolver Lender shall be deemed to have purchased and received, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata share of the Revolver Commitment, in and to the liabilities and obligations in respect of such Letters of Credit and Support Agreements and the corresponding Reimbursement Obligations and Unreimbursed Amounts which may arise therefrom. Such Lenders’ participation obligation shall be absolute and unconditional and shall not be affected by any circumstances whatsoever. If, notwithstanding the provision of Section 2.2.4(a) or (b) above, any portion of an Unreimbursed Amount remains outstanding (whether due to Borrower failing to honor its Reimbursement Obligation, or if a Reimbursement Loan cannot for any reason be made, or otherwise) or if any reimbursement received by Support Provider or any L/C Issuer from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Obligor or otherwise (including any Revolver Loan made pursuant to Section 2.2.4(b)), each Revolver Lender shall be irrevocably and unconditionally obligated to fund its participation in such Unreimbursed Amount by paying to the Agent for the account of the Support Provider or L/C Issuer, as applicable, its Pro Rata share of such Unreimbursed Amount. To the extent any such Revolver Lender shall not have made such amount available to the Agent, as applicable, by 12:00 p.m. on the Business Day on which such Lender receives such notice from the Agent, (A) such Lender shall pay interest on such amount to the Agent on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Base Rate plus the Applicable Margin in respect of Revolver Loans that are Base Rate Loans and (B) the Agent may apply any subsequent payment that such Lender otherwise is entitled to receive under this Agreement to the satisfaction of such Lender’s obligation. Any Revolver Lender’s failure to fund its participation amount shall not relieve any other Lender of its obligation hereunder to fund such participation, but no Revolver Lender shall be responsible for the failure of any other Lender to fund its participation.

(d)     Notwithstanding the foregoing, payment of any such Lender’s participation described in Section 2.2.4(c) above, and further disbursement of such payment to the L/C Issuer or Support Provider, shall in no way extinguish Borrower’s related Reimbursement Obligation and any such Reimbursement Obligation not paid by Borrower or refinanced by Reimbursement Loans shall be due and payable on demand together with interest as described in Section 2.2.4(a).

2.2.5    Repayment to Lenders.

(a)      Until a Lender funds its Reimbursement Loan or participation pursuant to Section 2.2.4, interest with respect to any Unreimbursed Amount shall be for the account of the L/C Issuer or Support Provider, as the case may be. Once the Agent has received from any Lender such Lender’s portion of the Reimbursement Loan or participation, the Agent shall distribute to such Lender (in the same funds as those received by the Agent, and whether such funds are directly from Borrower or otherwise, including proceeds of cash collateral applied thereto by the Agent), such Lender’s Pro Rata share of any principal payments received by the Agent in respect of such Unreimbursed Amount or Reimbursement Loan, plus any interest received by the Agent which have accrued on such Unreimbursed Amount or Reimbursement Loan for the period after such Lender funded such participation or Reimbursement Loan.

(b)    If any payment received by the Agent pursuant to Section 2.2.4 is required to be returned under any circumstances (including pursuant to any settlement entered into by the L/C Issuer or the Support Provider, as the case may be, in its discretion), each Revolver Lender shall pay to the Agent for its own account or for the account of the L/C Issuer or Support Provider, as the case may be, its Pro Rata share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

2.2.6    Absolute Obligations. The obligations of Borrower to pay its Reimbursement Obligations and its obligation to repay the Reimbursement Loans and the obligations of the Lenders to fund their portion of Reimbursement Loans or participations under Section 2.2.4 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(a)      any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit, Support Agreement or any related document;

(b)     the existence of any claim, set-off, defense or other right which any Person may have at any time against the beneficiary of any Letter of Credit, the L/C Issuer (including any claim for improper payment), Support Provider, Agent, any Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(c)      any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever other than in respect of the gross negligence or willful misconduct of the L/C Issuer as determined by a non-appealable decision of a court of competent jurisdiction;

(d)      any affiliation between the L/C Issuer, the Agent and/or the Support Providers; or

(e)      to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.2.7    Deposit Obligations of Borrower. Upon the request of the Agent or the L/C Issuer (or the Support Provider, as the case may be), (x) if the L/C Issuer (or the Support Provider, as the case may be) has honored any full or partial drawing request under any Letter of Credit (as if any Support Provider has made a payment under a Support Agreement) and such drawing (or payment) has resulted in any Unreimbursed Amounts or (y) in the event any Letters of Credit, Support Agreements or Unreimbursed Amounts are outstanding at the time that Borrower prepays or is required to repay the Obligations or the Revolver Commitment is terminated, Borrower shall (i) Cash Collateralize one hundred and five percent (105%) of the aggregate outstanding Letter of Credit Liabilities and such Cash Collateral shall be available to the Agent, for its benefit and the benefit of issuers of Lender Letters of Credit and Support Providers, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (ii) prepay the fee payable under Section 2.2.3 with respect to such Letters of Credit for the full remaining terms of such Letters of Credit. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Agent, the L/C Issuer (or the Support Provider, as the case may be) or the Swingline Lender, Borrower shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 4.2 and any Cash Collateral provided by the Defaulting Lender). Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.2 in respect of Letters of Credit shall be held and applied in satisfaction of the specific Letter of Credit Liabilities, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided herein. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Obligor shall not be released during the continuance of a Default or an Event of Default and (y) the Person providing Cash Collateral and the L/C Issuer (or the Support Provider, as the case may be) may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations. Borrower hereby grants to the Agent, for the benefit of the Agent and the other Secured Parties, a security interest in all such cash, deposit accounts and all balances therein pledged, deposited with or delivered to the Agent and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non‑interest bearing deposit accounts at a bank designated by the Agent.

2.2.8    Applicability of ISP98 and UCP. Unless otherwise expressly set forth in the applicable Letter of Credit, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

2.2.9    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of Borrower, Borrower shall be obligated to pay any Unreimbursed Amount. Borrower hereby acknowledges that the issuance of Letters of Credit or any Support Agreement for the account of any such Subsidiary inures to the benefit of Borrower and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.2.10    Role of L/C Issuer and Others, Conflicts.

(a)    The L/C Issuer, its correspondents, participants or assignees, the Agent, the Support Providers and the Agent Related Persons (collectively, the “Released Persons”) shall have no responsibility to obtain any document (other than the L/C Issuer’s obligation to obtain any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Released Person shall be liable to any Obligor or any Lender for (A) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (B) any action taken or omitted in the absence of gross negligence or willful misconduct of such Released Person as determined by a final non appealable decision of a court of competent jurisdiction; or (C) the due execution, effectiveness, validity or enforceability of any Issuer Document or any other document or instrument related to any Letter of Credit or Support Agreement. Each Obligor and their Subsidiaries hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to the use of any Letter of Credit. No Released Person shall be liable or responsible for any of the matters described in Section 2.2.6, provided, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, punitive or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, each as determined by a final non appealable decision of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(b)      In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(c)    The failure of the L/C Issuer to agree to or to conform with the terms of this Agreement (particularly if the L/C Issuer is not a party to this Agreement) shall in no way limit the obligations of the Obligors hereunder or subject the Agent, Support Providers or any Affiliate thereof to any liability.

(d)     Any L/C Issuer may resign at any time by giving thirty (30) days’ prior notice to the Agent, the Lenders and Borrower. After the resignation of an L/C Issuer hereunder, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, renew or increase any existing Letter of Credit.

2.3      Term Loan Commitment. Each Lender agrees, severally on a Pro Rata basis up to its Term Loan Commitment, on the terms set forth herein, to make Term Loans to Borrower on the Closing Date. The respective Term Loan Commitment of each Lender shall expire upon the funding by Lenders of the respective Term Loans.

2.4       Incremental Term Loans.

2.4.1     Request for Increase. Borrower may, by notice to the Agent (who shall promptly notify the Lenders), request one or more additional Term Loans (each an “Incremental Term Loan”); provided that (a) any such request shall be in a minimum amount of $1,000,000 (or such lesser amount as may be approved by the Agent) and (b) Borrower shall make no more than a total of three requests for Incremental Term Loans under this Section.

2.4.2    Incremental Lenders. An Incremental Term Loan may be provided by any existing Lender or other Person that is an Eligible Assignee (each such existing Lender or other Person that agrees to provide an Incremental Term Loan, an “Incremental Lender”); provided that each Incremental Lender shall be subject to the consent (in each case, not to be unreasonably withheld or delayed) of the Agent. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to provide an Incremental Term Loan pursuant to this Section, and any election to do so shall be in the sole discretion of such Lender.

2.4.3    Incremental Effective Date. The Agent and Borrower shall determine the effective date for each Incremental Term Loan pursuant to this Section (an “Incremental Effective Date”) and, if applicable, the final allocation of such Incremental Term Loan among the Persons providing it, which date shall be a Business Day at least 10 Business Days after delivery of the request pursuant to Section 2.4.1 (unless otherwise approved by the Agent) and at least one year before the Term Loan Maturity Date.

2.4.4     Conditions to Effectiveness. Notwithstanding the foregoing, no Incremental Term Loans shall be effective with respect to any Incremental Lender unless:

(a)      no Default or Event of Default has occurred and is continuing on the Incremental Effective Date and after giving effect to such Incremental Term Loan;

(b)      the representations and warranties in this Agreement are true and correct on and as of the Incremental Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(c)       the Agent has received the documents required pursuant to Section 2.4.5; and

(d)      the Agent has received such legal opinions and other documents reasonably requested by the Agent in connection therewith.

As of such Incremental Effective Date, upon the satisfaction of the foregoing conditions, the Agent shall record the information about the applicable Incremental Term Loans in the register maintained pursuant to Section 13.3.4 and give prompt notice thereof to Borrower and the Lenders (including each Incremental Lender).

2.4.5     Incremental Term Loans.

(a)    Borrower, the applicable Incremental Lender(s) and the Agent (but no other Lenders or Persons) shall enter an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, in form and substance reasonably satisfactory to Borrower and the Agent, pursuant to which the applicable Incremental Lender(s) will provide the Incremental Term Loans. Effective as of the applicable Incremental Effective Date, subject to the terms and conditions set forth in this Section, each Incremental Term Loan shall be a Loan and Term Loan hereunder, and each Incremental Lender providing such Incremental Term Loan shall be, and have all the rights of, a Lender, for all purposes of this Agreement.

(b)     Except for the maturity date, Applicable Margin, upfront fees, and amortization applicable to an Incremental Term Loan and except as otherwise specifically set forth herein, all of the other terms and conditions applicable to such Incremental Term Loan shall be identical to the terms and conditions applicable to the Term Loans; provided that the final maturity date of the Incremental Term Loans shall be no earlier than the Term Loan Maturity Date. For the avoidance of doubt, the Incremental Term Facility shall rank pari passu in right of payment and security with the existing Loans and shall not be secured by any collateral or supported by any guaranty other than those provided pursuant to the Security Documents.

(c)      This Section 2.4 supersedes any contrary provisions in Sections 12.5 and 14.1.1.

SECTION 3.      INTEREST, FEES AND CHARGES

3.1        Interest.

3.1.1    Rates and Payment of Interest.

(a)     The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time plus the Applicable Margin; (ii) if a Term SOFR Loan, at Term SOFR for the applicable Interest Period plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans.

(b)      During an Insolvency Proceeding with respect to Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.

(c)      Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrower, and shall in no event be less than zero at any time. Interest accrued on the Base Rate Loans shall be due and payable in arrears, (i) on the first day of each calendar month; and (ii) on any date of prepayment, with respect to the principal amount being prepaid. Interest accrued on the Term SOFR Loans shall be due and payable in arrears, (i) on the last day of the Interest Period; provided, that if any Interest Period for a Term SOFR Loan exceeds three (3) months, interest shall be due and payable on the date that falls every three months after the beginning of such Interest Period; and (ii) on any date of prepayment, with respect to the principal amount being prepaid. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents or, if no payment date is specified, on demand.

3.1.2     Application of Term SOFR to Outstanding Loans.

(a)      Borrower may on any Business Day elect to convert any portion of the Base Rate Loans to, or to continue any Term SOFR Loan at the end of its Interest Period as, a Term SOFR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Term SOFR Loan.

(b)     To convert or continue Loans as Term SOFR Loans, Borrower shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three U.S. Government Securities Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount and type of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period. If, upon the expiration of any Interest Period for any Term SOFR Loan, Borrower shall have failed to deliver a Notice of Conversion/Continuation, it shall be deemed to have elected to convert such Loan into a Base Rate Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of Term SOFR.

3.1.3    Interest Period. In connection with the making, conversion or continuation of any Term SOFR Loans, Borrower shall select an interest period (the “Interest Period”) of one (1), three (3) or six (6) months, in each case subject to the availability thereof; provided, however, that

(a)      if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day;

(b)      no Interest Period shall extend beyond the Revolver Termination Date; and no Interest Period for a Term SOFR Term Loan may be established that would require repayment before the end of an Interest Period in order to make any scheduled principal payment on such Term Loan; and

(c)   no tenor that has been removed from this definition pursuant to Section 3.6 shall be available in such Notice of Borrowing, Notice of Conversion/Continuation or any interest rate election.

3.2        Fees.

3.2.1    Unused Line Fee. Borrower shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily Revolver Usage during the preceding Fiscal Quarter, calculated for the actual days elapsed. Such fee shall be payable in arrears, on the first day of each Fiscal Quarter and on the Commitment Termination Date.

3.2.2     Closing Fee. On the Closing Date, Borrower shall pay to Agent, for the Pro Rata benefit of Lenders, a closing fee of $148,750.

3.2.3     Fee Letters. Borrower shall pay all fees set forth in any fee letter executed in connection with this Agreement.

3.3       Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed based on a year of 360 days, except that interest computed by reference to clause (b) of the definition of Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrower under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4      Reimbursement Obligations. Borrower shall pay all Extraordinary Expenses promptly upon request. Borrower shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrower by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrower acknowledges that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrower shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrower under this Section shall be due on demand.

3.5      Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine to charge interest rates based upon, SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to Borrower (through the Agent), (a) any obligation of the Lenders to make Term SOFR Loans, and any right of Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent shall be so determined without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Agent), prepay or, if applicable, convert all Term SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent shall be so determined without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day, in each case until the Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.7. Each Lender agrees to use reasonable efforts consistent with legal and regulatory requirements to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender or cost any additional amount.

3.6       Inability to Determine Rates; Benchmark Replacement Setting.

3.6.1    Inability to Determine Rates Generally. Subject to Section 3.6.2, if, on or prior to the first day of any Interest Period for any Term SOFR Loan (a) the Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof, or (b) the Required Lenders determine that for any reason in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Agent, the Agent will promptly so notify Borrower and each Lender. Upon such notice, any obligation of the Lenders to make Term SOFR Loans, and any right of Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or affected Interest Periods) until the Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or affected Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.9. Subject to Section 3.6.2, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Agent without reference to clause (c) of the definition of “Base Rate” until the Agent revokes such determination.

3.6.2     Benchmark Replacement Setting; Conforming Changes.

(a)      Benchmark Replacement.

(i)        Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.6.2(a)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii)        No Hedging Agreement shall be deemed to be a “Loan Document” for purposes of this Section 3.6.2).

(b)    Conforming Changes. In connection with the use or administration of Term SOFR, or the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)     Notices; Standards for Decisions and Determinations. The Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. The Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.6.2(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.6.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.6.2.

(d)     Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)     Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

The following terms shall have the following meanings:

Available Tenor: as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.6.2(d).

Benchmark: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.6.2(a).

Benchmark Replacement: with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

Benchmark Replacement Date: the earliest to occur of the following events with respect to the then-current Benchmark:

(a)        in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Start Date: in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

Benchmark Unavailability Period: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6.2 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6.2.

Conforming Changes: with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” “Business Day,” “U.S. Government Securities Business Day,” or “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.9 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Daily Simple SOFR: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

Unadjusted Benchmark Replacement: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

3.7         Increased Costs; Capital Adequacy.

3.7.1    Increased Costs Generally. (a)If any Change in Law shall (i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge, liquidity requirement or other similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Recipient, (ii)subject any Recipient to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or Support Agreement, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Recipient in respect thereof (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) impose on any Recipient any other condition, cost or expense affecting this Agreement or Loans made by such Recipient, or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Recipient of participating in, issuing or maintaining any Lender Letter of Credit or continuing its obligation under any Support Agreement (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Recipient, Borrower will pay to such Recipient, such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

3.7.2    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of its obligations hereunder or under or in respect of any Letter of Credit or Support Agreement, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital or liquidity adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

3.7.3    Compensation. Failure or delay on the part of any Lender, Support Provider or L/C Issuer to demand compensation pursuant to this Section 3.7.2 shall not constitute a waiver of its right to demand such compensation; provided that Borrower shall not be required to compensate a Lender, Support Provider or L/C Issuer pursuant to this Section for any reductions in return incurred more than two hundred seventy (270) days prior to the date such Lender, Support Provider or L/C Issuer notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Person’s intention to claim compensation therefor, provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive or if by operation of law such Lender, Support Provider or L/C Issuer is prohibited from giving such notice, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof or shall be extended by the period such prohibition is in effect.

3.8     Mitigation. If any Lender, L/C Issuer or Support Provider gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrower is required to pay any Indemnified Taxes or additional amounts with respect to a Lender, L/C Issuer or Support Provider under Section 5.9, then at the request of Borrower, such Lender, L/C Issuer or Support Provider shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, L/C Issuer or Support Provider, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender, L/C Issuer or Support Provider to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrower shall pay all reasonable costs and expenses incurred by any Lender, L/C Issuer or Support Provider in connection with any such designation or assignment.

3.9     Funding Losses. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the continuation, conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 3.3, then, in any such event, Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable.

3.10    Maximum Interest. Regardless of any provision contained in any of the Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent or any Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law (the “Maximum Rate”). No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by Agent of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by any Obligor of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Agent or Lenders to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as “Interest”) in excess of the Maximum Rate and in no event shall any Obligor be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel any Obligor to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received with respect to the Obligations in excess of the Maximum Rate (“Excess”), each Obligor stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to the Obligors, it being the intent of the parties hereto not to enter into an usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any Interest that has not otherwise accrued on the date of such acceleration, and neither Agent nor any Lender intends to collect any unearned Interest in the event of any such acceleration. Each Obligor recognizes that, with fluctuations in the rates of interest set forth in this Agreement, and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by Applicable Law. By the execution of this Agreement, each Obligor covenants that (i) the credit or return of any Excess shall constitute the acceptance by each Obligor of such Excess, and (ii) each Obligor shall not seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all Interest at any time contracted for, charged or received from any Obligor in connection with any of the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Obligors, Agent and Lenders shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 3.10 shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by any Obligor and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by the Obligors, and by any court considering the same, to give effect to the adjustments or credits required by this Section 3.10.

SECTION 4.      LOAN ADMINISTRATION

4.1        Manner of Borrowing and Funding Revolver Loans.

4.1.1    Notice of Borrowing.

(a)     To request Revolver Loans, Borrower shall notify Agent of such request by telephone or email (or, if permitted by Agent, by request posted to Agent’s StuckyNet System) a Notice of Borrowing by 10:30 a.m. (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least three U.S. Government Securities Business Days prior to the requested funding date, in the case of Term SOFR Loans. Notices received by Agent after such time shall be deemed received on the next Business Day. Each such telephone (or posted) Notice of Borrowing shall be irrevocable and Borrower agrees to promptly confirm any such telephone request by hand delivery, facsimile or electronic transmission to the Agent of a written Notice of Borrowing in a form approved by the Agent, and signed by Borrower. Each such Notice of Borrowing shall specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or Term SOFR Loan, (D) in the case of a Term SOFR Loan, the applicable Interest Period, and (E) the Availability after giving effect to the Borrowing.

(b)      Unless payment is otherwise made by Borrower, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of Borrower maintained with Agent or any of its Affiliates.

(c)      If Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2    Fundings by Lenders. Except for Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. two Business Days before a proposed funding of a Term SOFR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrower. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrower agrees to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. A Lender may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3     Swingline Loans; Settlement.

(a)     To fulfill any request for a Base Rate Revolver Loan hereunder, Agent may in its discretion advance Swingline Loans to Borrower, up to an aggregate outstanding amount of $2,000,000. Swingline Loans shall constitute Revolver Loans for all purposes, except that payments thereon shall be made to Agent for its own account until Lenders have funded their participations therein as provided below.

(b)      Settlement of Loans, including Swingline Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or anything herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, the Revolver Usage exceeds the Borrowing Base or the Revolver Commitments or the conditions in Section 6 are satisfied.

4.1.4    Notices. If Borrower requests, converts or continues Loans, selects interest rates or transfers funds based on telephonic or electronic instructions to Agent, Borrower shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable. Neither Agent nor any Lender shall have any liability for any loss suffered by Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or electronic instructions from a person believed in good faith by Agent or any Lender to be authorized to give such instructions on Borrower’s behalf.

4.2       Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans (including existing Swingline Loans and Protective Advances) and Letters of Credit Liabilities, Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments, Loans and Pro Rata share of the Letter of Credit Liabilities from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(b).

4.2.2    Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrower or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1.

4.2.3    Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrower and Agent may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of costs for reallocated Term SOFR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrower and Agent, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3      Number and Amount of Term SOFR Loans; Determination of Rate. Each Borrowing of Term SOFR Loans when made shall be in a minimum amount of $500,000, plus an increment of $100,000 in excess thereof. No more than 10 Borrowings of Term SOFR Loans may be outstanding at any time, and all Term SOFR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining Term SOFR for any Interest Period requested by Borrower, Agent shall promptly notify Borrower thereof by telephone or electronically and, if requested by Borrower, shall confirm any telephonic notice in writing.

4.4     One Obligation. The Loans and other Obligations constitute one general obligation of Borrower and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, Borrower to the extent of any Obligations owed by Borrower.

4.5     Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrower contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5.    PAYMENTS

5.1      General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a Term SOFR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrower agrees that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to Term SOFR Loans.

5.2     Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium, other than, if applicable, amounts due under Section 3.9. Notwithstanding anything herein to the contrary, if Revolver Usage exceeds the Borrowing Base at any time, Borrower shall, on Agent’s demand, repay Revolver Loans and/or Cash Collateralize the Letter of Credit Liabilities, as applicable, in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any Asset Disposition includes the disposition of Accounts or Inventory, Borrower shall apply Net Proceeds to repay Revolver Loans and/or Cash Collateralize the Letter of Credit Liabilities, as applicable, equal to the greater of (a) the net book value of such Accounts and Inventory or (b) the reduction in Borrowing Base resulting from such disposition.

5.3       Repayment of Term Loans.

5.3.1    Payment of Principal. The Term Loans shall be repaid commencing on December 31, 2025 and continuing on each subsequent Term Loan Repayment Date thereafter, as follows: (i) on each Term Loan Repayment Date occurring prior to December 31, 2027, Borrower shall make payments in an amount equal 3.75% of the then outstanding principal balance of the Term Loans plus accrued interest; and (ii) on each Term Loan Repayment Date occurring thereafter, Borrower shall make payments in an amount equal to 5.00% of the then outstanding principal balance of the Term Loans plus accrued interest. On the Term Loan Maturity Date, all principal, interest and other amounts owing with respect to the Term Loans shall be due and payable in full. Each installment shall be paid to Agent for the Pro Rata benefit of Lenders. Once repaid, whether such repayment is voluntary or required, a Term Loan may not be reborrowed. Any prepayment of a Term Loan for any reason, including, after acceleration of any of the Obligations, termination of the Commitments and/or termination of this Agreement, shall be accompanied by all interest accrued thereon and any amounts payable under Section 5.3.3.

5.3.2    Mandatory Prepayments.

(a)      By no later than June 30th of each Fiscal Year, commencing with June 30, 2026, Borrower shall (i) deliver to Agent a written calculation of Excess Cash Flow for the prior Fiscal Year, certified by a Senior Officer of Borrower, and (ii) prepay the Term Loans, then Revolver Loans (without any reduction to the Revolver Commitment) and then Cash Collateralize the Letter of Credit Liabilities, as applicable, in an amount equal to (x) for the prepayment due June 30, 2026, the lesser of $2,000,000 and 50% of such Excess Cash Flow and (y) for prepayments due June 30, 2027 and thereafter, 50% of such Excess Cash Flow minus, the amount of any optional prepayment of the Term Loans and Revolving Loans (in the case of Revolving Loans, to the extent accompanied by a permanent reduction of the Revolver Commitments) other than prepayments funded with the proceeds of incurrences of long-term Debt (other than revolving Debt and Debt that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is otherwise on terms (including interest, fees, repayment and covenants) reasonably satisfactory to Agent), made during the applicable Fiscal Year, provided that, once the ECF Termination Event has occurred, no further prepayments shall be required under this paragraph, provided, further, that the Borrower shall not be liable for any “breakage” fees and other amounts due, if any, under any Hedging Agreements in connection with such prepayment, or any amounts payable under Section 3.9 as a result of any prepayment required pursuant to this paragraph; and

(b)      On the Commitment Termination Date, all principal, interest and other amounts owing with respect to the Revolving Loans then outstanding shall be due and payable in full.

5.3.3    Optional Prepayments. Borrower may, at its option from time to time, prepay any Term Loan, which prepayment must be at least $1,000,000, plus any increment of $100,000 in excess thereof. Borrower shall give written notice to Agent of an intended prepayment of a Term Loan, which notice shall specify the amount of the prepayment, shall be irrevocable once given, shall be given at least 10 Business Days prior to the end of a month and shall be effective as of the first day of the next month. No prepayment penalty or premium shall be payable in connection with any such prepayment, provided that Borrower shall pay any “breakage” fees and other amounts due, if any, under any Hedging Agreements in connection with such prepayment, as well as any amounts payable under Section 3.9.

5.4     Payment of Other Obligations. Obligations other than Loans and Letter of Credit Liabilities, including Extraordinary Expenses, shall be paid by Borrower as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5     Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrower is made to Agent or any Lender, or if Agent or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6       Application and Allocation of Payments.

5.6.1    Application. Payments made by Borrower hereunder (including, for avoidance of doubts pursuant to Section 5.7) shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, subject to Section 5.2, to other Obligations specified by Borrower; and (c) fourth, as determined by Agent in its discretion.

5.6.2    Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of (including, for avoidance of doubt, pursuant to Section 5.7) Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)       first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)   second, to all other amounts owing to Agent, including Swingline Loans, Protective Advances, Unreimbursed Amounts, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c)       third, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(d)      fourth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(e)     fifth, to all Loans, to Cash Collateralize the Letter of Credit Liabilities and to Secured Bank Product Obligations arising under Hedging Agreements (including Cash Collateralization thereof) up to the amount of the Bank Product Reserve existing therefor;

(f)       sixth, to all other Secured Bank Product Obligations; and

(g)      last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.6.3    Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7       [Intentionally Deleted].

5.8      Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrower hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9       Taxes.

5.9.1    Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)      All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b)    If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)      If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2    Payment of Other Taxes.

Without limiting the foregoing, Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3    Tax Indemnification.

(a)      Borrower shall indemnify and hold harmless each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrower shall indemnify and hold harmless Agent against any amount that a Lender fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)      Each Lender shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender (but only to the extent Borrower have not already paid or reimbursed Agent therefor and without limiting Borrower’s obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant Register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.

5.9.4    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender. If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by Borrower or with respect to which Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrower (but only to the extent of indemnity payments or additional amounts actually paid by Borrower with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Borrower shall, upon request by the Recipient, repay to the Recipient such amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrower if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.5    Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10      Lender Tax Information.

5.10.1   Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrower and Agent properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2      Documentation. Without limiting the foregoing, if Borrower is a U.S. Person,

(a)     Any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)      Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower or Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)       executed copies of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BENE; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(d)     if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrower or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3    Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrower and Agent in writing of its inability to do so.

SECTION 6.     CONDITIONS PRECEDENT

6.1      Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan or otherwise extend credit to Borrower hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a)    Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)     Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral to the extent required by Agent, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)      [Intentionally Deleted].

(d)     Agent shall have received a certificate, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower certifying that, after giving effect to the initial Loans and Transactions, (i) Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e)     Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)       Agent shall have received written opinion(s) of counsel to Obligors, in form and substance satisfactory to Agent.

(g)      Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(h)     Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrower, all in compliance with the Loan Documents.

(i)    Agent shall have completed and be satisfied with its business, financial and legal due diligence of Obligors, including but not limited to, (i) management background review; (ii) receipt of audited financial statements of Borrower and Subsidiaries for the last three Fiscal Years; (iii) review of material contracts of Borrower and Subsidiaries; (iv) receipt of a pro forma balance sheet of Borrower and Subsidiaries, dated as of the Closing Date, which balance sheet shall reflect no material changes from the most recent pro forma balance sheet of Borrower and Subsidiaries previously delivered to Agent; (v) interim financial statements for Borrower and Subsidiaries as of a date not more than 30 days prior to the Closing Date; and (vi) monthly financial projections of Borrower and Subsidiaries for the next 12 calendar months, including balance sheets, income statements and cash flow statements. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since March 31, 2025.

(j)       Borrower shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(k)      Agent shall have received a Borrowing Base Report as of May 31, 2025.

(l)       [intentionally deleted].

(m)    Agent and Lenders, shall have each received at least five (5) Business Days prior to the Closing Date, all documentation and other information about the Obligors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested by the Agent and the Lenders at least five (5) Business Days prior to the Closing Date.

(n)      No action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that, in Agent’s judgment, (i) could reasonably be expected to have a Material Adverse Effect or (ii) could reasonably be expected to materially and adversely affect the Transactions.

(o)    Agent shall be satisfied with the ownership, organizational, legal, tax management, capitalization, and capital structure of Borrower and Subsidiaries after giving effect to the Transactions.

(p)      The respective credit committees of each Lender shall have approved the provision of the credit facilities under this Agreement.

(q)      Agent shall have received evidence that Borrower have received all governmental and third party consents and approvals as may be appropriate in connection with the Transactions.

(r)      Receipt by the Agent and Lenders, at least five (5) days prior to the Closing Date, a Beneficial Ownership Certification in relation to Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(s)      Receipt by the Agent and Lenders of copies of the Closing Acquisition Documents and evidence that the transactions contemplated thereby have closed or will close simultaneously with the making of the initial Loans.

6.2    Conditions Precedent to All Credit Extensions. Agent and Lenders shall in no event be required to make any credit extension hereunder (including funding any Loan or granting any other accommodation to or for the benefit of Borrower), if the following conditions are not satisfied on such date and upon giving effect thereto:

(a)      No Default or Event of Default exists;

(b)     The representations and warranties of each Obligor in the Loan Documents are true and correct (except for representations and warranties that relate solely to an earlier date);

(c)      All conditions precedent in any Loan Document are satisfied; and

(d)      No event has occurred or circumstance exists that has or could reasonably be expected to have a Material Adverse Effect.

Each request (or deemed request) by Borrower for any credit extension shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension. As an additional condition to a credit extension, Agent may request any other information, certification, document, instrument or agreement as it deems appropriate.

SECTION 7.     COLLATERAL

7.1     Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all personal Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)      all Accounts;

(b)      all Chattel Paper, including electronic chattel paper;

(c)      all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)      all Deposit Accounts;

(e)      all Documents;

(f)       all General Intangibles, including Intellectual Property;

(g)      all Goods, including Inventory, Equipment and fixtures;

(h)      all Instruments;

(i)       all Investment Property;

(j)       all Letter-of-Credit Rights;

(k)      all Supporting Obligations;

(l)      all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n)    all books and records (including customer lists, blueprints, technical specifications, manuals, files, correspondence, tapes, computer programs, print-outs, computer records, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to the Collateral or are otherwise necessary or helpful in the collection or realization thereupon) pertaining to the foregoing.

7.2       Lien on Deposit Accounts; Cash Collateral.

7.2.1    Deposit Accounts. To further secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including sums in any blocked, lockbox, sweep or collection account.

7.2.2    Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (with the consent of Obligors, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its Obligations, each Obligor hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in such order as Agent may elect. All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.

7.3      [Intentionally Deleted].

7.4       Other Collateral.

7.4.1    Commercial Tort Claims. Obligors shall promptly notify Agent in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $1,000,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2    Certain After-Acquired Collateral. Obligors shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5      Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6      Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7       Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting stock of any Foreign Subsidiary.

SECTION 8.     COLLATERAL ADMINISTRATION

8.1       Borrowing Base Reports. Borrower shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report (i) as of the close of business of the previous month by the 30th day of each month, and (ii) at such other times as Agent may request (including, without limitation, following the occurrence and during the continuance of any Event of Default). Each Borrowing Base Report shall (a) be accompanied by schedules which provide detail supporting such Borrowing Base Report, including, without limitation, an accounts receivable aging, accounts payable aging, sales/invoice registers and collection journals, and a detailed report of all Accounts that are not Eligible Accounts and (b) if there are any changes to the information previously provided, include a current Schedule 8.6.1, which has been updated as of the end of the immediately preceding month in accordance with Section 8.6.1, all in form and substance reasonably satisfactory to Agent in its discretion. All information (including a calculation of Availability) in a Borrowing Base Report shall be certified by Borrower. Agent may from time to time adjust such report (x) to reflect Agent’s estimate of declines in value of Collateral made in its Permitted Discretion; (y) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (z) to the extent any information or calculation does not comply with this Agreement.

8.2        Accounts.

8.2.1    Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and Borrower shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Borrower shall also provide to Agent, on or before the 30th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request.

8.2.2    Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Borrower therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from an Obligor or with respect to any Collateral.

8.2.3    Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of an Obligor by mail, telephone or otherwise. Each Obligor shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.3       Inventory.

8.3.1    Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions. Borrower shall provide to Agent, on or before the 30th day of each month and at such other times as may be requested by the Agent, in each case as of the period then ended, a schedule detailing the Inventory of Obligors, in form reasonably satisfactory to the Agent, (a) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Availability Reserves as the Agent has previously indicated to the Borrower are deemed by the Agent to be appropriate, (b) including a report of any variances or other results of Inventory counts performed by the Borrower since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrower and complaints and claims made against the Borrower), and (c) reconciled to the Borrowing Base Report delivered as of such day, and in addition shall submit to Agent such other inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each physical count.

8.3.2    Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; and (b) no Default or Event of Default exists or would result therefrom and Revolver Usage is not in excess of the Borrowing Base and Revolver Usage would not result therefrom in being in excess of the Borrowing Base.

8.3.3    Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Each Obligor shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4       Equipment.

8.4.1    Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions (including copies of purchase orders, invoices, and shipping and delivery documents) and dispositions thereof, and Borrower shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form reasonably satisfactory to Agent. Promptly upon request, Borrower shall deliver to Agent evidence of the ownership or interests of any Obligor in any Equipment.

8.4.2    Dispositions of Equipment. No Obligor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

8.4.3    Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Obligor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.

8.5      Deposit Accounts. Schedule 8.5 shows all Deposit Accounts maintained by Obligors. Each Obligor shall take all actions necessary to establish Agent’s first priority Lien on each Deposit Account (except accounts exclusively used for payroll, payroll taxes or employee benefits, other disbursement accounts acceptable to Agent, any account containing not more than $50,000 at any time and any other account with respect to which Agent shall have agreed to waive such requirement in its sole discretion (it being acknowledged and agreed that Agent has waived such requirement with respect to each deposit Account listed on Schedule 8.5 as of the Closing Date)). Obligors shall be the sole account holders of each Deposit Account and shall not allow any Person (other than Agent and the depository bank) to have control over their Deposit Accounts or any Property deposited therein. Obligors shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6       General Provisions.

8.6.1    Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent.

8.6.2    Insurance of Collateral; Condemnation Proceeds.

(a)      Each Obligor shall maintain (i) insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) reasonably satisfactory to Agent, and (ii) ensure that any Real Estate that is subject to a Lien in favor of Agent is insured pursuant to policies which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each applicable Obligor so as to cause each Lender to be in compliance with Flood Laws. All proceeds under each policy shall be payable to Agent. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing Agent as lender loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b)     Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent.

(c)      If requested by Borrower in writing within 90 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment, Borrower may use such proceeds or awards to repair or replace such Equipment (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (iii) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; and (iv) Borrower complies with disbursement procedures for such repair or replacement as Agent may reasonably require.

8.6.3    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrower. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4    Defense of Title. Each Obligor shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7     Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Borrower:

(a)    Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)     During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9.     REPRESENTATIONS AND WARRANTIES

9.1      General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments and Loans, each Obligor represents and warrants that:

9.1.1    Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an EEA Financial Institution.

9.1.2   Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor’s Property.

9.1.3    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4    Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary.

9.1.5     Title to Properties; Priority of Liens.

(a)     Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected (to the extent required by Agent), first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens. The Obligors have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect (to the extent required by Agent), the Obligors’ right, title and interest in and to all such property that is included in the Borrowing Base.

(b)     Set forth on Schedule 9.1.5 is a complete and accurate list of all real or immovable property owned, leased, licensed or otherwise used in the operations of the business of each Obligor and showing the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner (if owned) or leasehold interest holder and, (if leased) lessee or other user thereof. Each of such leases and subleases is valid and enforceable in accordance with its terms (except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws) and is in full force and effect, and to each Obligor’s knowledge, no default by any party to any material lease or material sublease exists.

9.1.6    Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Obligors with respect thereto. Each Obligor warrants, with respect to each Account shown as an Eligible Account in a Borrowing Base Report, that:

(a)       it is genuine and in all respects what it purports to be;

(b)     it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)       it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;

(d)      it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency of any kind;

(e)      no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Obligor is the sole payee or remittance party shown on the invoice;

(f)      no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g)      to the best of Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7    Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholders equity, of Borrower and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrower and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2024, there has been no change in the condition, financial or otherwise, of Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Obligor is Solvent.

9.1.8    Surety Obligations. Neither Borrower nor any Subsidiary of Borrower is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9    Taxes. Borrower and Subsidiaries have filed all federal, state and local tax returns and other reports that they are required by law to file, and have paid, or made provision for the payment of, all Taxes upon them, their income and their Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of Borrower and Subsidiaries is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10  Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11   Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, no Obligor or Subsidiary pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary is shown on Schedule 9.1.11.

9.1.12   Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13   Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.

9.1.14   Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, no Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor or Subsidiary has received any Environmental Notice. No Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15   Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16   Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to Borrower’s knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $1,000,000). No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17   No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money. There is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18    ERISA. Except as disclosed on Schedule 9.1.18:

(a)       Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)     There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)      (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (iii) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

(d)      With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19   Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between Obligor and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Obligor. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20   Labor Relations. Except as described on Schedule 9.1.20, neither Borrower nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of employees of Borrower or any of its Subsidiaries, or, to Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21    Payable Practices. No Obligor has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22   Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23   Margin Stock. No Obligor is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24    OFAC; Beneficial Ownership Certificate. No Obligor, Subsidiary, or any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

9.1.25   Anti-Corruption Laws. Borrower and Subsidiaries have conducted business in accordance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

9.2     Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS

10.1      Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1    Inspections; Appraisals.

(a)      Permit Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b)      Reimburse Agent for all its charges, costs and expenses in connection with (i) examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate up to one time per Loan Year; and (ii) appraisals of Inventory as it deems appropriate up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Borrower without regard to such limits. Borrower shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.2    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)      as soon as available, and in any event within 150 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on consolidated bases for Borrower and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrower and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b)     as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter, on consolidated bases for Borrower and Subsidiaries, certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter, subject to normal year‑end adjustments and the absence of footnotes;

(c)     concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower;

(d)      concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrower by its accountant in connection with such financial statements;

(e)       [intentionally deleted];

(f)       at Agent’s request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(g)     promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by Borrower to the public concerning material changes to or developments in the business of such Borrower;

(h)       promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(i)     such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

10.1.3    Notices. Notify Agent and Lenders in writing, promptly after Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $1,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrower’s independent accountants; (k) any opening of a new office or place of business, at least 30 days prior to such opening; (l) any and all default notices sent or received under or with respect to (i) any leased location or (ii) public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof); or (m) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification..

10.1.4    Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of Borrower or a Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6    Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) reasonably satisfactory to Agent, (a) with respect to the Properties and business of Borrower and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount acceptable to Agent, with deductibles and subject to an endorsement or assignment reasonably satisfactory to Agent.

10.1.8    Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all royalties and other amounts when due under any License; and notify Agent of any default or breach asserted by any Person to have occurred under any License.

10.1.9    Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect (to the extent required by Agent) a Lien in favor of Agent on all assets of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate.

10.1.10   Interest Rate Protection. As promptly as practicable, and in any event within 30 days after the Closing Date, enter into one or more hedges with FCB or its Affiliate to limit the interest rate risks of Borrower with respect to the Term Loans in a notional amount not less than 50% of the Term Loan Commitments, on terms and reasonably satisfactory to Agent.

10.1.11   Anti-Corruption Laws. Conduct its business in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

10.1.12   Post-Closing Covenant. Perform or cause to be performed those obligations set forth on Schedule 10.1.12.

10.2      Negative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1     Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a)       the Obligations;

(b)      Subordinated Debt;

(c)       Permitted Purchase Money Debt;

(d)     Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e)       Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(f)      Debt that is in existence when a Person becomes a Subsidiary pursuant to a transaction permitted under this Agreement or that is secured by an asset when acquired by an Obligor pursuant to a transaction permitted under this Agreement, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or pursuant to such transaction, and does not exceed $3,000,000 in the aggregate at any time;

(g)       Permitted Contingent Obligations;

(h)       Refinancing Debt as long as each Refinancing Condition is satisfied;

(i)       intercompany Debt permitted by Section 10.2.7(d); and

(j)       Debt that is not included in any of the preceding clauses of this Section, and does not exceed $1,000,000 in the aggregate at any time.

10.2.2    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)       Liens in favor of Agent;

(b)      Purchase Money Liens securing Permitted Purchase Money Debt;

(c)       Liens for Taxes not yet due or being Properly Contested;

(d)     statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of an Obligor;

(e)     Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Agent’s Liens and are required or provided by law;

(f)      Liens arising in the Ordinary Course of Business (including, but not limited to, Liens of carriers, warehousemen, mechanics, landlords, repairmen and materialmen and other similar Liens imposed by law (including, without limitation, statutory liens of landlords on real and personal property and contractual liens of landlords on real and personal property)) that secure payment of obligations that are not more than 60 days past due or that are being Properly Contested;

(g)      Liens arising by virtue of a judgment or judicial order against any Obligor, or any Property of an Obligor, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(h)      easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i)      normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)        Liens on assets (other than Accounts and Inventory) acquired in a Permitted Acquisition, securing Debt permitted by Section 10.2.1(f);

(k)       Liens junior to Agent’s Liens securing Subordinated Debt;

(l)       existing Liens shown on Schedule 10.2.2; and

(m)     Liens that are not included in any of the preceding clauses of this Section, and that secure Debt that does not exceed $1,000,000 in the aggregate at any time.

10.2.3    [Intentionally Deleted].

10.2.4    Distributions; Upstream Payments. Declare or make any Distributions, except Upstream Payments; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.

10.2.5    Restricted Investments. Make any Restricted Investment.

10.2.6    Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to another Obligor.

10.2.7    Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) intercompany loans or advances (i) by any Obligor to any other Obligor, (ii) by any Subsidiary that is not an Obligor to any Obligor, provided the same is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent, or to any other Subsidiary that is not an Obligor, or (iii) by any Obligor in any Subsidiary that is not an Obligor in an aggregate amount not to exceed, together with any Investments made pursuant to clause (d) of the definition of “Restricted Investment”, $3,000,000 at any time outstanding, net of any dividends or returns on such loans, advances and Investments (other than, for the avoidance of doubt, repayments of the principal amounts of any such loans or advances or other Investments in the form of Debt).

10.2.8    Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Subordinated Debt to the extent such payments are not permitted under the subordination agreement or subordination terms relating to such Debt.

10.2.9   Fundamental Changes. Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; consummate a Division; liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a Guarantor with or into Borrower (so long as Borrower is the survivor of such merger or consolidation) or another Guarantor (so long as a Guarantor is the survivor of such merger or consolidation).

10.2.10  Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares.

10.2.11  Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 10.2.9.

10.2.12  Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrower and Subsidiaries.

10.2.13  Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14    Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15    Hedging Agreements. Enter into any Hedging Agreement, except as required by this Agreement or to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16    Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

10.2.17    Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18   Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19  Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, (a) if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Obligations, or that is otherwise materially adverse to Borrower, any Subsidiary or Lenders; (vii) results in the Obligations not being fully benefited by the subordination provisions thereof, or (viii) is otherwise prohibited by the terms of the subordination agreement with respect thereto or (b) without providing a copy of any such material amendment, supplement or other modification to Agent promptly upon its execution.

10.3      Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrower shall:

10.3.1    Senior Funded Debt to EBITDA Ratio. Maintain a Senior Funded Debt to EBITDA Ratio for each 12 month period of not more than (a) 2.75 to 1.0 for each Fiscal Quarter ending prior to September 30, 2026 and (b) 2.50 to 1.0 for each Fiscal Quarter ending on or after September 30, 2026, in each case as tested on the last day of the applicable Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2025.

10.3.2    Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio for each 12 month period of at least 1.25 to 1.0, as tested on the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2025.

SECTION 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1    Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)       An Obligor fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)     Any representation, warranty or other written statement of an Obligor made in connection with any Loan Document or transaction contemplated thereby is incorrect or misleading in any material respect when given;

(c)      An Obligor breaches or fails to perform any covenant contained in Section 7.2, 7.4, 7.6, 8.1, 8.2, 8.3, 8.5, 8.6.1, 8.6.2, 10.1.1, 10.1.2, 10.1.3, 10.2 or 10.3;

(d)      An Obligor breaches or fails to perform (i) any covenant contained in Section 10.1.7 and such breach or failure is not cured within 10 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner, or (ii) any other covenant contained in any Loan Document, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)      A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Document or Obligation, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)    Any breach or default of an Obligor occurs under (i) any Hedging Agreement; (ii) any agreement or document governing or giving rise to Subordinated Debt, or any Person party thereto (other than Agent) shall materially breach the terms of any subordination agreement or repudiate, revoke or attempt to revoke such subordination agreement, or any subordination agreement ceases to be in full force or effect for any reason (other than a waiver or release by Agent), or (iii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $3,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)     Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $3,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect;

(h)      A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $3,000,000;

(i)      An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j)    An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k)     An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l)       An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m)     A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

11.2      Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)    declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b)      terminate, reduce or condition any Commitment or adjust the Borrowing Base;

(c)    require Obligors to Cash Collateralize the Letter of Credit Liabilities, the Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not at such time Revolver Usage exceeds the Borrowing Base or will exceed the Borrowing Base with the making of such Revolver Loans, or the conditions in Section 6 are satisfied); and

(d)     exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Borrower’s expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); (iv) sell, assign, lease, license (on an exclusive or nonexclusive basis) as Agent in its discretion deems advisable or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, as Agent in its discretion deems advisable and (v) bring suit or otherwise commence any action or proceeding to enforce any Account, contractual right or Intellectual Property, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Obligor, and each Obligor hereby waives (to the extent permitted by Applicable Law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Obligor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Obligor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Each Obligor agrees that it would not be commercially unreasonable for Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Obligor hereby waives any claims against Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Obligations, Obligors shall be liable for the deficiency and the fees of any attorneys employed by Agent to collect such deficiency. Each Obligor further agrees that a breach of any of the covenants contained in this Section 11.2 will cause irreparable injury to Agent, that Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 11.2 shall be specifically enforceable against such Obligor, and such Obligor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants, except for a defense that no Default has occurred giving rise to the Obligations becoming due and payable prior to their stated maturities. Nothing in this Section 11.2 shall in any way alter the rights of Agent hereunder. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent shall have no obligation to marshal any of the Collateral. If Agent sells any of the Collateral upon credit, Obligor will be credited only with payments actually made by purchaser and received by Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Obligor shall be credited with proceeds of the sale.

11.3     License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4     Setoff. At any time during an Event of Default, Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5      Remedies Cumulative; No Waiver.

11.5.1    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2   Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or other extension of credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.6    Cure Right. In the event that the Borrower fails to comply with Section 10.3.1 and/or Section 10.3.2 (each a “Financial Covenant Default”), the Borrower shall have the right to cure such Event(s) of Default on the following terms and conditions (the “Cure Right”):

11.6.1    Cure Notice. In the event the Borrower desires to cure a Financial Covenant Default, or Financial Covenant Defaults, the Borrower shall deliver to Agent written notice of its intent to cure (a “Cure Notice”) no later than ten (10) Business Days after the date on which the Compliance Certificate as of and for the period ending on the last day of the Fiscal Quarter as of which such Financial Covenant Default(s) occurred (the “Testing Date”) is required to be delivered; provided, however, that in no event shall the Borrower be permitted to exercise Cure Rights hereunder (x) more than five (5) times during the term of this Agreement or (y) more than two (2) times during any four (4) consecutive Fiscal Quarters.

11.6.2    Cure Procedures. In the event the Borrower delivers a Cure Notice, either:

(a)     there shall be purchased on or after the Testing Date the equity interests (or debt on terms acceptable to Agent in its sole discretion) of (or cash capital contributions on or after the Testing Date to) Borrower (“Cure Securities”) for cash consideration in an amount equal to (but not greater than) the amount needed to cure the applicable Financial Covenant Default(s) (the “Financial Covenant Cure Amount (EBITDA)”) no later than ten (10) Business Days after the date on which financial statements and a Compliance Certificate as of and for the period ending on the applicable Testing Date are required to be delivered (the “Required Cure Date”). Such Financial Covenant Cure Amount (EBITDA) shall be included in the calculation of EBITDA solely for the purposes of determining compliance with Section 10.3.1 and/or Section 10.3.2 at the end of the Fiscal Quarter in which such Financial Covenant Default(s) occurred and any subsequent period that includes such Fiscal Quarter but shall be disregarded for purposes of the calculation of EBITDA for all other purposes (including, without limitation, calculating basket levels and other items governed by reference to EBITDA). To the extent any of the Net Proceeds of any Cure Securities shall be used by the Borrower to repay or prepay Debt, the Debt that is so repaid or prepaid will not be taken into account for purposes of determining actual compliance with Section 10.3.1 for the Fiscal Quarter with respect to which the Financial Covenant Cure Amount is made; or

(b)     the Borrower shall use cash on hand to repay or prepay Debt, in an amount at least equal to (but, notwithstanding Section 5.3.3, not greater than) the amount needed to cure the applicable Financial Covenant Default(s) (the “Financial Covenant Cure Amount (Debt)”) no later than ten (10) Business Days after the Required Cure Date. Such prepayment in the amount of the Financial Covenant Cure Amount (Debt) shall, for the purposes of determining compliance with Section 10.3.1 and/or Section 10.3.2 at the end of the Fiscal Quarter in which such Financial Covenant Default(s) occurred, be deemed to have occurred at the end of such Fiscal Quarter.

11.6.3    No Event of Default. If a Cure Notice has been delivered, then from and after the Testing Date related to such Cure Notice until the earlier to occur of the Required Cure Date and the date on which Agent is notified that the required contribution or repayment or prepayment will not be made, the Event(s) of Default on the basis of the applicable Financial Covenant Default(s) in respect of which the Cure Notice was delivered (and any Default or Event of Default resulting solely from the failure to give notice of the Event of Default arising as a result of the Financial Covenant Default) shall no longer be deemed to exist and neither Agent nor any Lender shall impose default interest, accelerate the Obligations, terminate any Commitment or exercise any enforcement remedy against the Borrower, any of the other Subsidiaries or any of their respective properties solely as a result of the Financial Covenant Default(s) that have been identified in the Cure Notice delivered in accordance with the terms hereof; provided that until timely receipt of the Financial Covenant Cure Amount (EBITDA), or timely application of the Financial Covenant Cure Amount (Debt), an Event of Default shall be deemed to exist for all other purposes of this Agreement; provided, further, that if the Financial Covenant Cure Amount (EBITDA) is not received or the Financial Covenant Cure Amount (Debt) is not received by the Required Cure Date, then the applicable Financial Covenant Default shall be deemed to have existed on and as of the last day of the applicable Fiscal Quarter for which the Financial Covenant Default shall have occurred.

11.6.4    Cure. Upon timely receipt by the Borrower in cash of the Financial Covenant Cure Amount (EBITDA), or timely application by the Borrower of the Financial Covenant Cure Amount (EBITDA), the Financial Covenant Default(s) (and any Default or Event of Default resulting solely therefrom) shall be deemed cured and shall no longer be deemed to exist.

11.6.5    Subsequent Periods. To the extent a Testing Date in respect of which a Financial Covenant Cure Amount (EBITDA) for a Financial Covenant Default or Financial Covenant Defaults is received is included in the calculation of EBITDA for a subsequent fiscal period, EBITDA for such period shall be deemed permanently increased by such amount for purposes of calculating EBITDA for such subsequent period; provided that the Financial Covenant Cure Amount (EBITDA) shall be included in the calculation of EBITDA solely for the purpose of determining compliance with the financial covenant(s) giving rise to the Financial Covenant Default(s) and not for any other purposes.

SECTION 12.     AGENT

12.1       Appointment, Authority and Duties of Agent.

12.1.1     Appointment and Authority.

(a)      Each Secured Party irrevocably appoints and designates FCB as Agent under all Loan Documents. Agent may, and each Secured Party irrevocably authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base and whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

(b)     Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Support Provider shall act on behalf of the Lenders with respect to any Support Agreements entered into by it and the documents associated therewith and each L/C Issuer and Support Provider, respectively, shall have all of the benefits and immunities (i) provided to the Agent in this Section 12 with respect to any acts taken or omissions suffered by such L/C Issuer or Support Provider in connection with Letters of Credit and Support Agreements issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit and Support Agreements as fully as if the term “Agent” as used in this Section 12 and in the definition of “Agent Indemnitees” included such L/C Issuer or Support Provider with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuers or Support Providers.

12.1.2    Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3  Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals that it selects in the absence of the Agent’s gross negligence or willful misconduct (as finally determined in a non-appealable decision of a court of competent jurisdiction).

12.1.4    Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.1.5  Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, the Agent (irrespective of whether the principal of any Loan (including any Swingline Loan) shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Obligors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)      to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Swingline Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Secured Parties and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Secured Parties and the Agent and their respective agents and counsel and all other amounts due Secured Parties and the Agent under Sections 3.2, 3.4 and 10.1.1(b).

(b)      to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Secured Parties, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 3.2, 3.4 and 10.1.1(b).

12.2       Agreements Regarding Collateral; Borrower Materials; Credit Bidding.

12.2.1    Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrower certifies in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders, and to execute in connection with such events such payoff letters and related documentation in form and substance satisfactory to Agent in its sole discretion, as shall in Agent’s sole discretion be deemed advisable. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2    Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3    Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (each a “Report”), with the first such Report due on October 31, 2025 and subsequent Reports completed as required by Section 10.1.1. Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrower’s books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of Borrower Materials and shall not be liable for any information contained in or omitted from Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.2.4    Credit Bidding. Secured Parties hereby irrevocably authorize Agent (absent, with respect to any particular transaction, Agent receiving contrary written bidding instructions from the Required Lenders before such transaction), to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which an Obligor is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Agent (whether by judicial action or otherwise) in accordance with any Applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interest or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid Agent shall be authorized (i) to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interest thereof shall be governed, directly or indirectly, by the vote of Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by Required Lenders contained in clauses (a) through (g) of Section 14.1.1 of this Agreement (provided that, in any event, the consent of each Lender shall be required for any amendment that would treat or attempts to treat a Lender or a class of Lenders in a manner different than all other Lenders), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interest and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

12.3       Reliance By Agent.

(a)     Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Obligor), independent accountants and other experts selected by Agent. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document and shall not be liable for any delay in acting. Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Secured Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all Secured Parties. Notwithstanding the foregoing, Agent shall not be required to take, or to omit to take, any action that is, in the opinion of Agent or its counsel, contrary to any Loan Document or Applicable Law.

(b)      For purposes of determining compliance with the conditions specified in Section 6, each Lender that has signed this Agreement (or an addendum or joinder to this Agreement) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.4      Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5      Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. .

12.6    Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share. No Lender shall be liable for the payment to any Indemnitee of any portion of such claims to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s own gross negligence or willful misconduct; provided, however, that no action taken in furtherance of the directions of Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.6. Without limitation of the foregoing, each Lender shall reimburse each Indemnitee upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by any Indemnitee in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein. The obligations of Lenders hereunder shall not diminish the obligations of Obligors to indemnify and reimburse the Indemnitees for such amounts. Agent may in its discretion first seek payment from Lenders hereunder before seeking payment from the Obligors for such amounts or may seek payments first from Obligors. In any event, any amounts received from Obligors as reimbursement for amounts already reimbursed by Lenders shall be paid to Lenders in accordance with the terms hereof. The undertaking in this Section 12.6 shall survive the termination of this Agreement and the resignation of the Agent.

12.7     Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. Without limitation of the foregoing, no Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, ownership, state or condition, insurance regarding, location or existence of any Collateral, or the validity, creation, extent, perfection, continuation, or priority of any Lien therein; any assignment or participation of the Obligations, or disclosure of any information to any Secured Party or such Secured Party’s representatives or Affiliates; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction or waiver of any conditions precedent contained in any Loan Documents. In addition and not in limitation of the foregoing, it is understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral in its capacity as one of the Secured Parties, and that Agent shall have no other duty or liability whatsoever to any Secured Party as to any of the foregoing, including, without limitation, the preparation, form or filing of any Uniform Commercial Code financing statement, amendment or continuation or of any other type of document related to the creation, perfection, continuation or priority of any Lien as to property of Obligors.

12.8       Successor Agent and Co-Agents.

12.8.1    Resignation; Successor Agent. Agent may resign at any time by giving at least 10 days written notice thereof to Lenders and Borrower. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrower. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including the indemnification set forth in Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to FCB by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2    Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9       Due Diligence and Non-Reliance. Each Lender acknowledges that no Agent Indemnitee has made any representation or warranty to it, and that no act by any Agent Indemnitee hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Obligor or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent Indemnitee to any Lender as to any matter, including whether Agent Indemnitees have disclosed material information in their possession. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent Indemnitee and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and the other Obligors hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent Indemnitee and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Obligors. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein, no Agent Indemnitee shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Obligors or any of their respective Affiliates which may come into the possession of any Agent Indemnitee.

12.10     Remittance of Payments and Collections.

12.10.1    Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2    Failure to Pay. If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Revolver Loans. In no event shall Borrower be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

12.10.3     Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11   Individual Capacities. As a Lender, FCB shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include FCB in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12    Titles. Each Lender, other than FCB, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13    Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 14.3.3 and 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14   Flood Laws. Agent has adopted internal policies and procedures that address requirements under Flood Laws. Agent may post on the Platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, Agent reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the credit facility) is responsible for assuring its own compliance with Flood Laws, and Agent disclaims any liability in connection with the failure of any such Lender or Participant to comply with Flood Laws and flood insurance requirements.

12.15   No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrower or any other Person. As between Borrower and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

12.16     [Intentionally Deleted].

12.17     Certain ERISA Matters.

(a)      Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Obligor, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Obligor, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

12.18     Erroneous Payments.

(a)     If the Agent (i) notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands in writing the return of such Erroneous Payment (or a portion thereof)), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 12.18 and held in trust for the benefit of the Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender, L/C Issuer, Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (and each of their respective successors and assigns) hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender, L/C Issuer or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that received funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 12.18(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 12.18(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.18(a) or on whether or not an Erroneous Payment has been made.

(c)    Each Lender, L/C Issuer or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender, L/C Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).

(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Borrower or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Agent and Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)    Subject to Section 13 (but excluding, in all events, any assignment consent or approval requirements (whether from Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal, and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.

(e)     The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion hereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, L/C Issuer or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Obligors’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Obligor, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from Borrower or any other Obligor; provided that this Section 12.18(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from Borrower for the purpose of making such Erroneous Payment.

(f)      To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)     Each party’s obligations, agreements and waivers under this Section 12.18 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 13.     BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2       Participations.

13.2.1    Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrower shall be determined as if it had not sold such participating interests, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrower agree otherwise in writing.

13.2.2    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases Borrower, Guarantor or substantially all Collateral.

13.2.3    Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrower (solely for tax purposes), maintain a register (“Participant Register”) in which it enters the Participant’s name, address and interest in Commitments and Loans (and stated interest). Entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the Participant Register as the owner of the participation for all purposes, notwithstanding any notice or knowledge to the contrary. No Lender shall have an obligation to disclose any information in such Participant Register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code. For avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

13.2.4     Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3       Assignments.

13.3.1     Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $1,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $500,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $1,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

13.3.2    Effect; Effective Date. Upon delivery to Agent of an Assignment Notice and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3   Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents or whether any assignment has been properly effectuated pursuant to this Agreement. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4    Register. Agent, acting as a non-fiduciary agent of Borrower (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans and interest owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrower, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice or knowledge to the contrary; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s commitments or Borrower’s or other Obligor’s Obligations in respect of any Loan. The register shall be available for inspection by Borrower or any Lender, from time to time upon reasonable notice. The Obligors hereby agree that Agent and the other Agent Indemnitees constitute Indemnities pursuant to Section 14.2 in connection with this register and all of their respective actions and activities and failures to act in connection therewith.

13.4      Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower may, upon 10 days notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14.    MISCELLANEOUS

14.1       Consents, Amendments and Waivers.

14.1.1    Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that:

(a)   without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)     without the prior written consent of any L/C Issuer or Support Provider that is a party to this Agreement, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of such L/C Issuer or Support Provider;

(c)     without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date or Term Loan Maturity Date applicable to such Lender’s Obligations; or (iv) amend this clause (c); provided, however, that only the consent of Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate;

(d)    without the prior written consent of Super-Majority Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base, Accounts Formula Amount or Inventory Formula Amount (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability; (iii) release all or substantially all Collateral; or (iv) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations;

(e)    without the prior written consent of Super-Majority Lenders (except any Defaulting Lenders) no modification shall consensually subordinate the Liens of Agent on the Collateral or consensually subordinate the Obligations to other Debt (except in accordance with this Agreement as in effect on the date hereof or in accordance with financing to one or more Obligors pursuant to Section 364 of the Bankruptcy Code or any similar Insolvency Proceeding);

(f)      without the prior written consent of all Lenders, no modification shall alter the first sentence of Section 13.3.1 hereof; and

(g)     without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.2.

14.1.2    Limitations. The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Agent as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3    Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2     Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. Without limiting the generality of any provision of this Section 14.2, to the fullest extent permitted by law, each Obligor hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or relating to Environmental Laws or any other Applicable Law that it might have by statute or otherwise against any Indemnitee, except to the extent that such items are determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. No Obligor shall, without the prior written consent of each applicable Indemnitee, effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such proceedings and (b) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnitee.

14.3       Notices and Communications.

14.3.1    Notice Address. Subject to Section 14.3.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.

14.3.2    Communications. Electronic and telephonic communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Secured Parties make no assurance as to the privacy or security of electronic or telephonic communications. Except where expressly provided in this Agreement or any other Loan Document, e-mail and voice mail shall not be effective notices under the Loan Documents unless the sender shall have received an acknowledgement of such e-mail or voice mail by return e-mail, telephone call or voice mail.

14.3.3   Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrower shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Borrower, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

14.3.4    Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.3.5   Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of an Obligor.

14.4       Performance of Obligors’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrower’s expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrower, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5      Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6       Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7       Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8       Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act. Upon request by Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.

14.9        Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12    Confidentiality. Each of Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and Approved Funds, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates and Approved Funds; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with the exercise of remedies hereunder or under any other Loan Document or any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender or any of their Affiliates on a nonconfidential basis from a source other than Obligors; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrower’s logos, trademarks or product photographs in advertising materials. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13      [Intentionally Deleted].

14.14    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, FEDERAL LAW AND THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

14.15      Consent To Forum.

14.15.1   Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2  Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.3  IN THE EVENT THAT ANY ACTION OR PROCEEDING IS COMMENCED OR MAINTAINED IN ANY COURT IN THE STATE OF CALIFORNIA WITH RESPECT TO ANY CONTROVERSY, DISPUTE OR CLAIM (EACH, A “CONTROVERSY”) BETWEEN ANY OF THE PARTIES TO THIS AGREEMENT IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, AND THE WAIVER OF JURY TRIAL SET FORTH IN SECTION 14.16 IS NOT ENFORCEABLE, AND EACH PARTY TO SUCH ACTION DOES NOT SUBSEQUENTLY WAIVE, IN AN EFFECTIVE MANNER UNDER CALIFORNIA LAW, ITS RIGHT TO A TRIAL BY JURY, THE PARTIES HERETO HEREBY ELECT TO PROCEED AS FOLLOWS:

(i)      WITH THE EXCEPTION OF THE ITEMS SPECIFIED IN CLAUSE (ii) BELOW, ALL CONTROVERSIES WILL BE RESOLVED BY A REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF SECTIONS 638, ET SEQ. OF THE CALIFORNIA CODE OF CIVIL PROCEDURE (“CCP”), OR THEIR SUCCESSOR SECTIONS, WHICH SHALL CONSTITUTE THE EXCLUSIVE REMEDY FOR THE RESOLUTION OF ANY CONTROVERSY, INCLUDING WHETHER THE CONTROVERSY IS SUBJECT TO THE REFERENCE PROCEEDING. EXCEPT AS OTHERWISE PROVIDED ABOVE, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN ANY COURT IN WHICH VENUE IS APPROPRIATE UNDER APPLICABLE LAW (THE “COURT”).

(ii)    THE MATTERS THAT SHALL NOT BE SUBJECT TO A REFERENCE ARE THE FOLLOWING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY; (B) EXERCISE OF SELF HELP REMEDIES (INCLUDING SET-OFF); (C) APPOINTMENT OF A RECEIVER; AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) AND (B) OR TO SEEK OR OPPOSE FROM A COURT OF COMPETENT JURISDICTION ANY OF THE ITEMS DESCRIBED IN CLAUSES (C) AND (D). THE EXERCISE OF, OR OPPOSITION TO, ANY OF THOSE ITEMS DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PURSUANT TO THIS AGREEMENT.

(iii)   THE REFEREE SHALL BE A RETIRED JUDGE OR JUSTICE SELECTED BY MUTUAL WRITTEN AGREEMENT OF THE PARTIES. IF THE PARTIES DO NOT AGREE WITHIN TEN (10) DAYS OF A WRITTEN REQUEST TO DO SO BY ANY PARTY, THEN, UPON REQUEST OF ANY PARTY, THE REFEREE SHALL BE SELECTED BY THE PRESIDING JUDGE OF THE COURT (OR HIS OR HER REPRESENTATIVE). A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED.

(iv)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT THAT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AT ANY HEARING CONDUCTED BEFORE THE REFEREE, AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH A REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR THE COURT REPORTER. SUBJECT TO THE REFEREE’S POWER TO AWARD COSTS TO THE PREVAILING PARTY, BORROWER WILL PAY THE COST OF THE REFEREE AND ALL COURT REPORTERS.

THE REFEREE SHALL BE REQUIRED TO DETERMINE ALL ISSUES IN ACCORDANCE WITH EXISTING APPLICABLE CASE LAW AND STATUTORY LAW. THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE COURT WILL BE APPLICABLE TO THE REFERENCE PROCEEDING. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF, ENTER EQUITABLE ORDERS THAT WILL BE BINDING ON THE PARTIES AND RULE ON ANY MOTION THAT WOULD BE AUTHORIZED IN A COURT PROCEEDING. THE REFEREE SHALL ISSUE A DECISION AT THE CLOSE OF THE REFERENCE PROCEEDING WHICH DISPOSES OF ALL CLAIMS OF THE PARTIES THAT ARE THE SUBJECT OF THE REFERENCE. PURSUANT TO CCP SECTION 644, SUCH DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT OR AN ORDER IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT AND ANY SUCH DECISION WILL BE FINAL, BINDING AND CONCLUSIVE. THE PARTIES RESERVE THE RIGHT TO APPEAL FROM THE FINAL JUDGMENT OR ORDER OR FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE. THE PARTIES RESERVE THE RIGHT TO FINDINGS OF FACT, CONCLUSIONS OF LAWS, A WRITTEN STATEMENT OF DECISION, AND THE RIGHT TO MOVE FOR A NEW TRIAL OR A DIFFERENT JUDGMENT, WHICH NEW TRIAL, IF GRANTED, IS ALSO TO BE A REFERENCE PROCEEDING UNDER THIS PROVISION.

14.16      Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waive) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, notice of intent to accelerate, notice of acceleration, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17     Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent or any Lender may request from time to time in order to comply with any obligations under the Beneficial Ownership Regulation, any “know your customer,” anti-money laundering or other requirements of Applicable Law.

14.18   NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.19     Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

14.20     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)     As used in this Section 14.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

i.        a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

ii.       a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

iii.      a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 15.       GUARANTY

15.1      Guaranty of the Obligations. Subject to the provisions of Section 15.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Agent and Secured Parties the due and punctual payment in full of all Obligations (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).

15.2      Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 15.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 15.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 15.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 15.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 15.2.

15.3       Payment by Guarantors. Subject to Section 15.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which Agent or any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in cash, to Agent, for the benefit of itself and the Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Agent and Secured Parties as aforesaid.

15.4      Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)     this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)    Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and Agent or any Secured Party with respect to the existence of such Event of Default;

(c)    the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Agent or any Secured Party is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)    Agent and/or the other Secured Parties, upon such terms as they deem appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Agent for the benefit of itself and the Secured Parties in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Agent may have against any such security, in each case as Agent in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though Agent or the other Secured Parties might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) Agent’s or Secured Parties’ consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against Agent or any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an Obligor in respect of the Guaranteed Obligations.

15.5       Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Agent and each Secured Party: (a) any right to require Agent or any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account, securities account or commodities account or credit on the books of Agent or any Secured Party in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of Agent or any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Agent’s or any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Agent or any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 15.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

15.6      Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolver Commitment shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Agent or any Secured Party now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Agent or any Secured Party. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolver Commitment shall have terminated and all Letters of Credit have been Cash Collateralized, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 15.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Agent or any Secured Party may have against Borrower, to all right, title and interest Agent or any Secured Party may have in any such collateral or security, and to any right Agent or any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Agent and the Secured Parties and shall forthwith be paid over to Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

15.7    Subordination of Other Obligations. Any indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Agent and the Secured Parties and shall forthwith be paid over to Agent to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

15.8    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolver Commitment shall have terminated and all Letters of Credit have been Cash Collateralized. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

15.9      Authority of Guarantors or Borrower. It is not necessary for Agent or any Secured Party to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

15.10     Financial Condition of Borrower. Any Loan or other extension of credit may be made to Borrower or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. Neither Agent nor any Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of Agent or any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by Agent or any Secured Party.

15.11     Bankruptcy, etc. So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Agent, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor.

(a)    The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)     Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 15.11(a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Agent and the Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent and the Secured Parties, or allow the claim of Agent and the Secured Parties in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)     In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Agent or any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER:

FITLIFE BRANDS, INC., a Nevada corporation

By:
Name:	Dayton R. Judd
Title:	Chief Executive Officer

By:
Name:	Jakob York
Title:	Chief Financial Officer

Address:	5214 S. 136th Street Omaha, NE 68137 Attn: Chief Executive Officer and Chief Financial Officer

GUARANTORS:

NDS NUTRITION PRODUCTS, INC., a Florida corporation

By:
Name:	Dayton R. Judd
Title:	Chief Executive Officer

Address:	c/o FitLife Brands, Inc. 5214 S. 136th Street Omaha, NE 68137 Attn: Chief Executive Officer and Chief Financial Officer

ISATORI, INC., a Delaware corporation

By:
Name:	Dayton R. Judd
Title:	Chief Executive Officer

Address:	c/o FitLife Brands, Inc. 5214 S. 136th Street Omaha, NE 68137 Attn: Chief Executive Officer and Chief Financial Officer

MP ACQUISITION CORP., a Nevada corporation

By:
Name:	Dayton R. Judd
Title:	President

Address:	c/o FitLife Brands, Inc. 5214 S. 136th Street Omaha, NE 68137 Attn: Chief Executive Officer and Chief Financial Officer

IN ACQUISITION CORP., a Nevada corporation

By:
Name:	Dayton R. Judd
Title:	Chief Executive Officer

Address:	c/o FitLife Brands, Inc. 5214 S. 136th Street Omaha, NE 68137 Attn: Chief Executive Officer and Chief Financial Officer

AGENT AND LENDERS:

FIRST-CITIZENS BANK & TRUST COMPANY, as Agent

By:
Name:
Title:

Address:	First-Citizens Bank & Trust Company 75 N. Fair Oaks Avenue CLAS PAS-04-02 Pasadena, CA 91103

Copy to:	First-Citizens Bank & Trust Company 5950 Sherry Ln #100 Dallas, TX 75225 Attn: Ross T. Gage, Director, Market Leader

FIRST-CITIZENS BANK & TRUST COMPANY, as a Lender

By:
Name:
Title:

Address:	First-Citizens Bank & Trust Company 75 N. Fair Oaks Avenue CLAS PAS-04-02 Pasadena, CA 91103

Copy to:	First-Citizens Bank & Trust Company 5950 Sherry Ln #100 Dallas, TX 75225 Attn: Ross T. Gage, Director, Market Leader